Exhibit (a)(1)(A)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

CARDIOGENESIS CORPORATION

at

$0.4570 NET PER SHARE

by

CL FALCON, INC.

a wholly-owned subsidiary of

CRYOLIFE, INC.

THE OFFER TO PURCHASE AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON THE EVENING OF MAY 2, 2011, UNLESS EXTENDED.

On March 28, 2011, CryoLife, Inc. (“CryoLife”), CL Falcon, Inc. (“Merger Sub”), a wholly-owned subsidiary of CryoLife, and Cardiogenesis Corporation (“Cardiogenesis”) entered into an agreement and plan of merger (the “Merger Agreement”) providing for CryoLife (through a wholly-owned subsidiary) to acquire all of the outstanding shares of Cardiogenesis common stock by means of a tender offer (the “Offer”) and a subsequent merger (the “Merger”) pursuant to the terms and conditions of the Merger Agreement. Cardiogenesis’ Board of Directors unanimously approved and adopted the Merger Agreement, determined that the Offer and the Merger are fair to, and in the best interests of, Cardiogenesis’ shareholders and recommends that Cardiogenesis shareholders accept the Offer and tender their shares of Cardiogenesis common stock pursuant to the Offer. The factors considered by Cardiogenesis’ Board of Directors in making the determinations and the recommendation described above are set forth in Cardiogenesis’ solicitation/recommendation statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission (the “SEC”) and is being mailed to the Cardiogenesis shareholders together with this offer to purchase. Cardiogenesis shareholders are encouraged to review carefully the Schedule 14D-9, together with this offer to purchase.

In the Offer, CryoLife, through Merger Sub, is offering to purchase each share of Cardiogenesis common stock together with the associated preferred stock purchase rights issued in connection with and subject to the Cardiogenesis Rights Agreement dated August 17, 2001, as amended, at a purchase price of $0.4570 in cash, without interest and less any applicable withholding taxes.

The term “Minimum Condition” is defined in “The Transaction - Conditions to the Offer” and generally requires that there has been validly tendered and not withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Merger Agreement, the “Expiration Date”) that number of Cardiogenesis shares which would represent a majority of the Cardiogenesis shares then outstanding on a fully diluted basis. If, at any expiration date of the Offer, all of the conditions to the consummation of the Offer (including the Minimum Condition) have been satisfied or waived, but the number of Cardiogenesis shares validly tendered in the Offer and not properly withdrawn is less than that number of Cardiogenesis shares which, when added to the number of Cardiogenesis shares that may be issued pursuant to the Top-Up Option (as defined below) in compliance with the Merger Agreement, would represent at least one Cardiogenesis share more than 90% of the Cardiogenesis shares then outstanding on a fully diluted basis,  then upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, Merger Sub may elect to reduce the Minimum Condition to a number of Cardiogenesis shares such that following the purchase of Cardiogenesis shares in the Offer, CryoLife and its wholly-owned subsidiaries, including Merger Sub, would own 49.9% of the then outstanding Cardiogenesis shares (the “Reduced Purchase Amount”) and purchase, on a pro rata basis based on the Cardiogenesis shares actually deposited in the Offer by each such holder of Cardiogenesis shares, Cardiogenesis shares representing the Reduced Purchase Amount.

If the Offer is completed, and subject to obtaining Cardiogenesis shareholder approval, if required, the Offer will be followed by the Merger of Merger Sub with and into Cardiogenesis, in which case any remaining shares of Cardiogenesis common stock not tendered in the Offer will be converted into the right to receive $0.4570 in cash, without interest and less any applicable withholding taxes, except for shares of Cardiogenesis common stock with respect to which dissenters’ rights under California law are properly exercised.

The Merger will entitle Cardiogenesis shareholders to dissenters’ rights under the California General Corporation Law (the “CGCL”). To exercise dissenters’ rights, a Cardiogenesis shareholder must strictly comply with all of the procedures under the CGCL. These procedures are described more fully in the section entitled “The Transaction—Dissenters’ Rights” on page 29.

CryoLife has not authorized any person to provide any information or to make any representation in connection with the Offer other than the information contained in this offer to purchase, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by CryoLife.

A summary of the principal terms of the Offer appears on pages 1 to 7. You should read this entire document and the related letter of transmittal carefully before deciding whether to tender your shares in the Offer.

April 5, 2011

IMPORTANT

If you wish to tender all or a portion of your shares in the Offer, you should (i) complete and sign the letter of transmittal (or a facsimile thereof) that accompanies this offer to purchase in accordance with the instructions in the letter of transmittal and mail or deliver the letter of transmittal and all other required documents to Computershare Inc., the depositary for the Offer, together with certificates representing the shares tendered, (ii) follow the procedures for book-entry transfer set forth herein or (iii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your shares.

If you wish to tender shares and cannot deliver certificates representing those shares and all other required documents to the depositary on or prior to the expiration date or cannot comply with the procedures for book-entry transfer on a timely basis, you may be able to tender the shares pursuant to the guaranteed delivery procedure described at “Procedure for Tendering” at page 13.

Questions and requests for assistance should be directed to the Information Agent (as defined herein) at its address and telephone number set forth below. Additional copies of this offer to purchase, the related letter of transmittal, the notice of guaranteed delivery and other materials related to the Offer may also be obtained free of charge from the Information Agent. Copies of this offer to purchase, the related letter of transmittal, the notice of guaranteed delivery and any other materials related to the Offer may also be obtained at the website maintained by the SEC at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This offer to purchase and the related letter of transmittal contain important information and you should read both documents carefully and in their entirety before making a decision with respect to the Offer.

The Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

Banks and Brokers Call Collect: (212) 440-9800

All Others Call Toll-Free: (800) 676-0098

Email: cardiogenesis@georgeson.com

This offer to purchase does not constitute a solicitation of proxies for any meeting of shareholders of Cardiogenesis. CryoLife is not asking you for a proxy and you are requested not to send in a proxy. Any solicitation of proxies that CryoLife or Cardiogenesis might make will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

CryoLife and Merger Sub will promptly amend the Schedule TO filed with the SEC to reflect any material amendments in the information set forth in such Schedule TO as required by Rule 14d-3(b) under the Exchange Act.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
PRICE RANGE OF CARDIOGENESIS COMMON STOCK AND DIVIDENDS	8
THE TRANSACTION	9
General Description of the Offer	9
Minimum Purchase Condition	10
Top-Up Option	10
Timing of the Offer	11
Extension; Termination and Amendment	11
Designation of Cardiogenesis’ Directors after the Offer	12
Exchange of Shares of Cardiogenesis Common Stock; Delivery of Cash	12
Treatment of Equity Awards and Warrants under the Merger Agreement; Rights Agreement	13
Withdrawal Rights	13
Procedure for Tendering	13
Conditions to the Offer	15
Approval of the Merger	17
Interests of Certain Persons	17
Interests of Cardiogenesis’ Executive Officers	17
Certain Relationships with Cardiogenesis	22
Relationships between Cardiogenesis and CryoLife	22
Possible Effects of the Offer on the Market for the Shares; OTCQB Listing; Exchange Act Registration and Margin Regulations	23
Background of the Transaction	23
Chronology of the Transaction	23
Purpose of the Offer and the Merger; Plans for Cardiogenesis after the Transaction	27
Source and Amount of Funds	28
State Takeover Statutes	28
Fees and Expenses	28
Support Agreement	29
Dissenters’ Rights	29
THE MERGER AGREEMENT	30
The Offer	30

i

The Merger	32
Other Terms of the Merger Agreement	33
Conditions to the Offer	40
Termination of the Merger Agreement	42
Amendment of the Merger Agreement and Waiver of Rights	44
Support Agreement	45
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	46

Annex A

Information concerning CryoLife, Inc., CL Falcon, Inc. and Directors and Officers

Annex B

Notice of Short-Form Merger

Annex C

Chapter 13 of the California General Corporation Law

ii

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this offer to purchase, the letter of transmittal or the notice of guaranteed delivery. You are urged to read carefully this offer to purchase, the letter of transmittal and the notice of guaranteed delivery in their entirety. CryoLife and Merger Sub have included cross-references in this summary term sheet to other sections of this offer to purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Cardiogenesis contained herein and elsewhere in this offer to purchase has been provided to CryoLife and the Merger Sub by Cardiogenesis or has been taken from or is based upon publicly available documents or records of Cardiogenesis on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. CryoLife and Merger Sub have not independently verified the accuracy and completeness of such information. CryoLife and Merger Sub  have no knowledge that would indicate that any statement contained herein relating to Cardiogenesis provided to CryoLife and Merger Sub or taken from or based upon such documents and records filed with the SEC is untrue or incomplete in any material respect

As used in this offer to purchase, unless otherwise indicated or the context requires, “CryoLife” refers to CryoLife, Inc. and its consolidated subsidiaries, and “Cardiogenesis” refers to Cardiogenesis Corporation and its consolidated subsidiaries.

Securities Sought

All issued and outstanding shares of common stock, no par value, of Cardiogenesis Corporation, together with the associated preferred stock purchase rights issued in connection with and subject to the Cardiogenesis Rights Agreement, dated as of August 17, 2001.

Price Offered Per Share	$0.4570 in cash, without interest thereon and less any applicable withholding taxes.

Scheduled Expiration of Offer	12:00 Midnight, New York City time, at the end of the day on May 2, 2011. See “The Transaction – Extension; Termination and Amendment.”

Purchaser	CL Falcon, Inc., a wholly-owned subsidiary of CryoLife, Inc.

Q:

What are CryoLife and Cardiogenesis proposing to do?

A:

CryoLife and Cardiogenesis entered into the Merger Agreement on March 28, 2011, pursuant to which CryoLife, through its wholly-owned subsidiary CL Falcon, Inc. (“Merger Sub”), is offering to purchase for cash all of the outstanding shares of Cardiogenesis common stock (the “Offer”) together with the associated preferred stock purchase rights (the “Cardiogenesis rights”) issued in connection with and subject to the Cardiogenesis Rights Agreement, dated as of August 17, 2001, as amended (the “Rights Agreement”), between Cardiogenesis and Equiserve Trust Company (which Cardiogenesis rights together with the shares of Cardiogenesis common stock are hereinafter collectively referred to as “Cardiogenesis shares”). As of March 25, 2011, Cardiogenesis had 46,638,421 shares of common stock outstanding, all of which CryoLife seeks to acquire in the Offer. In addition, there were 3,146,940 shares of Cardiogenesis common stock subject to options outstanding as of March 25, 2011 (the “Options”), some of which are exercisable or may become exercisable prior to the expiration of the Offer, and 2,640,000 shares subject to an exercisable warrant outstanding as of March 25, 2011 (the “Warrant”).  To the extent these Options or the Warrant are exercised in exchange for shares of Cardiogenesis common stock prior to the expiration of the Offer, CryoLife will seek to acquire the shares issued upon such exercise in the Offer. Promptly after completion of the Offer, CryoLife intends to merge Merger Sub with and into Cardiogenesis (the “Merger”).  As a result of the Merger, the separate corporate existence of Merger Sub will cease and Cardiogenesis will continue as the surviving corporation of the Merger.

Options to purchase shares of Cardiogenesis common stock are not subject to the Offer, but will be canceled in connection with the Merger in exchange for certain cash payments to holders of canceled Options.  By virtue of the Merger, the Warrant will become exercisable for the amount of Merger Consideration to which the Warrant holder would have been entitled if the Warrant holder had exercised the Warrant immediately prior to the consummation of the Merger.

See “The Transaction – General Description of the Offer.”

Q:

What would I receive in exchange for my shares of Cardiogenesis common stock?

A:

In the Offer, CryoLife, through its wholly-owned subsidiary, Merger Sub, is offering to pay for each share of Cardiogenesis common stock that is validly tendered and not withdrawn cash consideration of $0.4570 in cash, without interest and less any applicable withholding taxes.

See “The Transaction – General Description of the Offer.”

Q:

Who are the companies involved in the Offer and Merger?

A:

Pertinent information regarding CryoLife, the Merger Sub and Cardiogenesis is as follows:

CryoLife, Inc.

CryoLife, Inc.

1655 Roberts Boulevard, NW

Kennesaw, Georgia 30144

(770) 419-3355

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  CryoLife's CryoValve ® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft ® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  CryoLife’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  CryoLife's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair and was recently approved in Japan for use in the repair of aortic dissections.  CryoLife's BioFoam™ Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  CryoLife also distributes PerClot®, an absorbable powder hemostat that has CE Mark designation allowing commercial distribution into the European Community.  PerClot is also distributed in other countries outside of the European Community.

CryoLife, Inc. was incorporated January 19, 1984 in Florida.  All references to “CryoLife,” the “Company,” “we,” “us” or “our” in this offer to purchase mean CryoLife, Inc., a Florida corporation, and all entities owned or controlled by CryoLife, Inc., except where it is made clear that the term means only the parent company. CryoLife’s telephone number is (770) 419-3355 and its Web site is located at www.cryolife.com.  Information contained on the Web site is not part of this offer to purchase.  CryoLife's common stock is listed on the New York Stock Exchange (“NYSE”), and its trading symbol is CRY.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this offer to purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by CryoLife with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that CryoLife has filed electronically with the SEC.

CL Falcon, Inc.

CL Falcon, Inc.
1655 Roberts Boulevard, NW

Kennesaw, Georgia 30144

(770) 419-3355

Merger Sub is a wholly-owned subsidiary of CryoLife and was incorporated on January 14, 2011 in the State of Florida. Merger Sub has not engaged in any operations and exists solely to make the Offer and otherwise facilitate the transaction. Therefore, although Merger Sub is technically making the Offer and will be a party to the Merger, when the transaction is discussed in this offer to purchase, it generally refers only to CryoLife.

Cardiogenesis Corporation

Cardiogenesis Corporation

11 Musick

Irvine, California 92618

Attention: Secretary

(949) 420-1800

Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that treat severe angina. Its market leading holmium:YAG laser system and single use fiber-optic delivery systems are used to perform an FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR). Cardiogenesis’ telephone number is (949) 420-1800 and its Web site is located at www.cardiogenesis.com.  Information contained on the Web site is not part of this offer to purchase. Cardiogenesis was incorporated in 1989 in California.  Its common stock is quoted on the OTCQB under the symbol CGCP.PK.

Q:

Is the Offer being made by CryoLife or Merger Sub?

A:

The Offer is technically being made by Merger Sub. Because Merger Sub is a wholly-owned subsidiary of CryoLife, all of the shares of Cardiogenesis common stock acquired by Merger Sub in the Offer will actually be beneficially owned and indirectly controlled by CryoLife. Therefore, although Merger Sub is technically making the Offer and is a party to the Merger, when we discuss the Offer and the Merger, we generally refer only to CryoLife.

See “The Transaction – General Description of the Offer.”

Q:

How long will it take to complete the Offer and the Merger?

A:

CryoLife hopes to complete the Offer in May 2011.  CryoLife expects to complete the Merger shortly after it completes the Offer.

See “The Transaction – Timing of the Offer.”

Q:

How will the Merger ultimately be approved?

A:

Under the California General Corporation Law, or CGCL, the approval of the Cardiogenesis Board and the affirmative vote of the holders of a majority of the outstanding Cardiogenesis shares, pursuant to a meeting of shareholders called for that purpose, may be required to approve the principal terms of the Merger. The Cardiogenesis Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated pursuant to the short-form merger provisions under the CGCL described below, the only remaining required corporate action of Cardiogenesis is the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Cardiogenesis shares. The Merger Agreement requires that the Cardiogenesis Board set the record date for the shareholder approval of the Merger within five business days after the filing of the preliminary proxy for the shareholder meeting for a date immediately following the consummation of the Offer. Accordingly, if the Minimum Condition is satisfied or reduced as described in “— Conditions to the Offer,” it is possible that CryoLife will have sufficient voting power, together with the shareholders who have agreed to vote their Cardiogenesis shares in favor of the Merger pursuant to the support agreement, to cause the approval of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholders.

Shareholder Meetings. In the Merger Agreement, Cardiogenesis has agreed, if a shareholder vote is required, to convene a meeting of its shareholders following consummation of the Offer for the purpose of considering and voting on the Merger. Cardiogenesis, acting through the Cardiogenesis Board, has further agreed that, if a shareholders’ meeting is convened, the Cardiogenesis’ Board shall recommend that shareholders of Cardiogenesis vote to approve the principal terms of the Merger. At any such meeting, all of Cardiogenesis shares then owned by CryoLife and Merger Sub and by any of CryoLife’s other subsidiaries, and all Cardiogenesis shares for which Cardiogenesis has received proxies to vote, will be voted in favor of approval of the Merger Agreement and the Merger.

Short-Form Merger. The CGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other shareholders of the subsidiary. Accordingly, if as a result of the Offer, the Top-Up Option or otherwise, CryoLife directly or indirectly owns at least 90% of Cardiogenesis shares, CryoLife, Merger Sub and Cardiogenesis have agreed under the Merger Agreement to take all necessary action to effect the Merger without a meeting of the shareholders of Cardiogenesis, if permitted to do so under the CGCL, as soon as reasonably practicable - and in no event more than 24 hours, unless otherwise restricted or prohibited by applicable law - after such acquisition. Even if CryoLife and Merger Sub do not own at least 90% of the outstanding Cardiogenesis shares following consummation of the Offer, CryoLife and Merger Sub could seek to purchase additional Cardiogenesis shares in the open market or from Cardiogenesis pursuant to the Top-Up Option (as defined below) in order to reach the 90% threshold and effect a short-form merger. The consideration per Cardiogenesis share paid for any Cardiogenesis shares so acquired, other than Cardiogenesis shares acquired pursuant to the Top-Up Option, may be greater or less than that paid in the Offer.

Notice of a short-form merger pursuant to Section 1110 of the CGCL is set forth in Annex B to this offer to purchase and incorporated herein by reference. If CryoLife and Merger Sub (together with any other subsidiaries of CryoLife) hold in the aggregate at least 90% of the outstanding Cardiogenesis shares, CryoLife will cause the short-form merger to become effective without any further notice to the shareholders of Cardiogenesis. If CryoLife is unable to complete the Merger as a short-form merger, CryoLife intends to cause the Merger to be approved by majority of Cardiogenesis’ shareholders at a special meeting, and will cause Cardiogenesis to distribute a proxy statement to the Cardiogenesis shareholders. Upon completion of the Offer, however, it is possible that CryoLife, together with the parties to the support agreement will own a majority of the shares of Cardiogenesis common stock outstanding, in which case approval of the Merger by Cardiogenesis shareholders would be assured.

See “The Transaction – Approval of the Merger.”

Q:

Do I have to pay any brokerage fees or commissions?

A:

If you are the record owner of your shares and you tender your shares in the Offer, you will not incur any brokerage fees or commissions. If you own your shares through a broker or other nominee who tenders the shares on your behalf, your broker or other nominee may charge you a commission for doing so.  You should consult with your broker or other nominee to determine whether any charges will apply.

See “The Transaction – General Description of the Offer.”

Q:

Is there an agreement governing the Offer?

A:

Yes. CryoLife, the Merger Sub and Cardiogenesis have entered into an Agreement and Plan of Merger, dated as of March 28, 2011. This Merger Agreement provides, among other things, for the terms and conditions of the Offer and Merger, with Cardiogenesis as the surviving corporation.

See “The Merger Agreement.”

Q:

What are the “associated preferred stock purchase rights”?

A:

For each share of Cardiogenesis common stock issued, the holder of such share also holds one Cardiogenesis right associated with such share pursuant to the Cardiogenesis Rights Agreement. The Cardiogenesis rights are not currently represented by separate certificates. Instead, they are evidenced by the certificates of shares of the Cardiogenesis common stock and they automatically trade with the associated Cardiogenesis shares and may not be separated from them unless a distribution date occurs, as defined in the rights agreement. Generally a distribution date is triggered by certain types of takeover activity, including a third party tender offer, the acquisition of more than 15% of the outstanding Cardiogenesis shares, the acquisition of more than 50% of Cardiogenesis’ business or assets, or a merger of Cardiogenesis where Cardiogenesis is not the surviving company.  However, the rights agreement has been amended to exclude the Offer and the Merger Agreement from the rights agreement such that they will not trigger a distribution.  Unless the context otherwise requires, all references to Cardiogenesis shares in this offer to purchase include the Cardiogenesis rights and a tender of shares of Cardiogenesis common stock will include a tender of the associated Cardiogenesis rights. See “The Transaction — Treatment of Equity Awards and Warrants under the Merger Agreement; Rights Agreement.”

Q:

Do you have the financial resources to make payment?

A:

Yes. CryoLife has available, and will provide to the Merger Sub, funds in an amount sufficient to allow the Merger Sub to complete the Offer and the Merger. We estimate that we will need approximately $22.8 million to purchase all of the shares pursuant to the Offer, to consummate the Merger (which estimate includes payments in respect of outstanding options and unvested restricted shares) and to pay estimated related transaction fees and expenses that have not already been paid. The Offer is not conditioned upon our ability to finance the purchase of shares pursuant to the Offer.   As of March 31, 2011, we had approximately $37.5 million in unrestricted cash and short-term investments.

See “The Transaction – Source and Amount of Funds.”

Q:

Is your financial condition relevant to my decision to tender my shares in the Offer?

A:

Except as discussed in the previous question, we do not think our financial condition is relevant to your decision whether to tender shares and accept the Offer because of the following:

•

the Offer is being made for all outstanding shares solely for cash;

•

Merger Sub, through CryoLife, will have sufficient funds available to purchase all shares validly tendered in the Offer and not validly withdrawn and to purchase all shares upon completion of the Merger;

•

the Offer is not subject to any financing condition; and

•

if we consummate the Offer, we expect to acquire all remaining shares for the same cash price in the Merger.

See “The Transaction – Source and Amount of Funds.”

Q:

Does Cardiogenesis’ Board of Directors support the Offer and the Merger?

A:

Yes. Cardiogenesis’ Board of Directors unanimously approved the Offer and the Merger and recommends that you tender your shares of Cardiogenesis common stock in the Offer. Information about the recommendation of Cardiogenesis’ Board of Directors is described in Cardiogenesis’ Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this offer to purchase.

See “The Transaction – General Description of the Offer.”

Q:

Have any of the shareholders of Cardiogenesis agreed to tender their shares?

A:

Yes. Paul McCormick, the Executive Chairman of Cardiogenesis, Richard P. Lanigan, the Executive Vice President, Marketing of Cardiogenesis, and William R. Abbott, the Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Cardiogenesis, entered into a support agreement pursuant to which they have agreed to tender into the exchange offer an aggregate of 1,276,859 shares of Cardiogenesis common stock, which represent approximately 2.7% of the common stock of Cardiogenesis outstanding as of March 25, 2011, as well as any shares that may be acquired upon exercise of outstanding options.

See “The Transaction – Support Agreement.”

Q:

What are the most significant conditions to the completion of the Offer?

A:

CryoLife's obligation to accept shares of Cardiogenesis common stock for payment is subject to several conditions that must be satisfied or waived by Merger Sub prior to the expiration of the Offer, including:

•

there having been validly tendered and not withdrawn (not including shares of Cardiogenesis common stock subject to a notice of guaranteed delivery unless such shares have actually been delivered) prior to the expiration date of the Offer, a number of shares of Cardiogenesis common stock, which, together with any shares of Cardiogenesis common stock that CryoLife, Merger Sub or any other subsidiary of CryoLife owns, constitute at least a majority of the total number of outstanding shares of Cardiogenesis common stock on a fully diluted basis (as though all rights and convertible securities convertible into or exercisable for shares of Cardiogenesis common stock had been so converted or exercised), which is referred to in this offer to purchase as the “Minimum Condition”;

•

Cardiogenesis having not breached or failed to comply in any material respect with any of its obligations, covenants or agreements in the Merger Agreement;

•

the representations and warranties of Cardiogenesis contained in the Merger Agreement having been true and correct as of the date of the Merger Agreement and as of the time for acceptance and payment of the shares (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), subject to applicable materiality qualifications;

•

no action by any governmental entity or law that prohibits the Offer or the Merger or imposes material limitations on CryoLife's ownership of the shares of Cardiogenesis having been taken or enacted;

•

no event having occurred that has had or would reasonably be expected to have a material adverse effect on Cardiogenesis; and

•

the Merger Agreement not having been terminated.

The Minimum Condition will be a majority of 52,425,784 shares of Cardiogenesis common stock, which is equal to the sum of the total number of outstanding shares of Cardiogenesis common stock and the total number of shares of Cardiogenesis common stock issuable upon the exercise of all outstanding Options and the Warrant to purchase shares of Cardiogenesis common stock.  Other than the Options and the Warrant, there are no rights or other securities convertible into or exercisable for shares of Cardiogenesis common stock outstanding.  As a result, there must be validly tendered and not withdrawn 26,212,893 shares of Cardiogenesis common stock in the Offer to satisfy the Minimum Condition. Assuming that the shareholders of Cardiogenesis who have entered into the support agreement tender or cause to be tendered all of the shares they beneficially owned as of April 5, 2011, 24,936,034 additional shares of Cardiogenesis common stock must be tendered in the Offer to satisfy the Minimum Condition.

However, if the number of Cardiogenesis shares validly tendered in the Offer and not properly withdrawn is less than that number of Cardiogenesis shares which, when added to the number of Cardiogenesis shares that may be issued pursuant to the Top-Up Option (as defined below) in compliance with the Merger Agreement, would represent at least one Cardiogenesis share more than 90% of the Cardiogenesis shares then outstanding, on a fully diluted basis, then upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, Merger Sub may elect to reduce the Minimum Condition to a number of Cardiogenesis shares such that following the purchase of Cardiogenesis shares in the Offer, CryoLife and its wholly-owned subsidiaries, including Merger Sub, would own 49.9% of the then outstanding Cardiogenesis shares.

These and other conditions to the Offer are discussed in this offer to purchase in the section entitled “The Merger Agreement—Conditions to the Offer” beginning on page 15.

Q:

What is the Top-Up Option?

A:

Pursuant to the Merger Agreement, Cardiogenesis has granted to Merger Sub an irrevocable option to purchase newly-issued shares of Cardiogenesis common stock in an amount up to the lowest number of shares of Cardiogenesis common stock that, when added to the aggregate number of shares of Cardiogenesis common stock owned by CryoLife and Merger Sub, will constitute one share of Cardiogenesis common stock more than 90% of the total shares of Cardiogenesis common stock outstanding, on a fully-diluted basis (the “Top-Up Option”). Subject to applicable legal and regulatory requirements, the Top-Up Option is exercisable by CryoLife if, following completion of the Offer, CryoLife or Merger Sub beneficially own at least 83.5% of the outstanding shares of Cardiogenesis common stock.  The consideration payable by CryoLife upon exercise of the Top-Up Option will have a value equal to $0.4570 for each share tendered, payable in cash, a full recourse promissory note bearing interest at the prime rate and with a one-year maturity date, secured to the extent required by California legal requirements, or a combination of the foregoing. Any promissory note issued in connection with the Top-Up Option will remain an asset of the surviving corporation in the Merger. If the Top-Up Option is exercised, CryoLife and Merger Sub must undertake to consummate as promptly as practicable the Merger to acquire all remaining shares of Cardiogenesis common stock not acquired in the Offer.  The Top-Up Option terminates concurrently with any termination of the Merger Agreement.  Any dilutive impact on the value of shares of Cardiogenesis common stock as a result of the existence or exercise of the Top-Up Option, the issuance of shares of Cardiogenesis common stock in the Top-Up Option or the payment for such shares with a promissory note will not be taken into account in determining the fair value of any shares of Cardiogenesis common stock for which dissenters’ rights have been properly asserted.

See “The Transaction – Top-Up Option.”

Q:

How do I participate in the Offer?

A:

You are urged to read this entire offer to purchase carefully, and to consider how the Offer and the Merger affect you.  Then, if you wish to tender your shares of Cardiogenesis common stock, you should complete and sign the enclosed letter of transmittal and return it with your stock certificates to Computershare Inc., the designated depositary and paying agent, or, if you hold your shares in “street name” through a broker or other nominee, ask your broker or other nominee to tender your shares. Please read this offer to purchase carefully for more information about the procedures for tendering your shares, the timing of the Offer, extensions of the Offer period and your rights to withdraw your shares from the Offer prior to the expiration date.

See “The Transaction – Procedure for Tendering.”

Q:

Will Cardiogenesis have the opportunity to seek alternative transaction proposals?

A:

Yes, subject to limitations.  The Merger Agreement provides that, for a period of 20 days after the signing of the Merger Agreement, Cardiogenesis may initiate, solicit and encourage, whether publicly or otherwise, alternative acquisition proposals, and enter into, engage in, and maintain discussions or negotiations with respect to acquisition proposals, or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to an acquisition proposal, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.  This is referred to as a “go-shop” period, and it ends on April 17, 2011. After that date, the Merger Agreement has a “no-shop” provision which prohibits Cardiogenesis from soliciting any additional offers or proposals, although it may receive, consider and respond to unsolicited offers.

See “The Merger Agreement – Alternative Transactions.”

Q:

May Cardiogenesis enter into alternative transactions?

A:

If the Board of Directors of Cardiogenesis receives an acquisition proposal without violating the no-shop provision, and in good faith and upon advice of its financial and legal advisors, determines it to be a superior proposal and that it would be a breach of the board’s fiduciary duties not to act upon the proposal, the Cardiogenesis Board may change its recommendation regarding the CryoLife transaction and may enter into an agreement for the alternative acquisition transaction.  However, Cardiogenesis must first notify CryoLife of the proposal and its determinations and must negotiate with CryoLife to give CryoLife the opportunity to revise the terms of the Offer and Merger to cause the alternative acquisition proposal to no longer be a superior proposal.  To be considered a “superior proposal,” the acquisition proposal must be a bona fide offer for at least 50% of the assets or voting securities of Cardiogenesis and must be more favorable, from a financial point of view, to the shareholders of Cardiogenesis.  In addition, the merger agreement provides for a “go-shop” period of 20 days after the date of the signing of the merger agreement. If Cardiogenesis enters into a superior proposal transaction within this period, the amount of the termination fee is reduced from $1,500,000 to $1,000,000.

See “The Merger Agreement – Alternative Transactions.”

Q:

What will happen if I do not tender my shares of Cardiogenesis common stock?

A:

After completion of the Offer, CryoLife intends to complete a Merger of its wholly owned subsidiary, Merger Sub, with and into Cardiogenesis.  As a result of the Merger, the separate corporate existence of Merger Sub will cease and Cardiogenesis will continue as the surviving corporation of the Merger.  Upon consummation of the Merger, except for shares of Cardiogenesis common stock with respect to which dissenters’ rights under California law are properly exercised, each share of Cardiogenesis common stock that has not been tendered and accepted for payment in the Offer will be converted in the Merger into the right to receive $0.4570 in cash.  If the Merger is not consummated, and you did not tender your shares, then you will continue to own shares in Cardiogenesis, and the Offer may have adverse effects on Cardiogenesis and your ability to sell your shares in the future, as described at “The Transaction – Possible Effects of the Offer on the Market for the Shares; OTCQB Listing; Exchange Act Registration and Margin Regulations.”

See “The Transaction – General Description of the Offer.”

Q:

Will I have dissenters’ rights in connection with the Offer?

A:

No dissenters’ rights are available in connection with the Offer. However, under California law, shareholders who continue to own their Cardiogenesis shares at the time of the Merger and fulfill certain other requirements of the CGCL will have the right to demand and perfect dissenters’ rights in connection with the Merger.

See “The Transaction – Dissenters’ Rights.”

Q:

Can I withdraw my tender?

A:

Shares of Cardiogenesis common stock tendered pursuant to the Offer may be withdrawn at any time prior to the expiration date of the Offer, as it may be extended.   See “The Transaction – Withdrawal Rights.”

Q:

Will I be taxed on the cash I receive?

A:

The receipt of cash in exchange for your shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. In general, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash you receive and your adjusted tax basis in the shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. This capital gain or loss will generally be long-term capital gain or loss if you have held the shares for more than one year as of the date of your sale or exchange of the shares pursuant to the Offer or the Merger.

You should carefully read the discussion under “Material U.S. Federal Income Tax Consequences.”  Tax matters are very complicated and the tax consequences to you of the Offer and the Merger will depend on the facts of your own situation, as well as facts that will not be known until after the Offer has been completed and the Merger has occurred.  You are urged to consult your tax advisor for a full understanding of the tax consequences of participating in the Offer or the Merger.

See “Material U.S. Federal Income Tax Consequences.”

Q:

When does the Offer expire?

A:

Pursuant to the Merger Agreement, the initial expiration date for the Offer is May 2, 2011. In certain circumstances, CryoLife is required to or may extend the Offer beyond this date.

Q:

Can the Offer be extended, terminated or amended?

A:

Subject to the terms of the Merger Agreement, the Offer:

•

shall be extended by CryoLife (but not later than August 31, 2011) if any of the conditions to the Offer shall not have been satisfied or waived;

•

may be extended by CryoLife if and to the extent required by the SEC or the NYSE or any other applicable law; and

•

may be extended once by CryoLife (but not later than August 31, 2011) if all of the conditions to the Offer shall have been satisfied or waived, but less than 90% of the shares of Cardiogenesis common stock on a fully diluted basis have been tendered in the Offer.

During an extension, all shares of Cardiogenesis common stock previously tendered and not properly withdrawn will remain subject to the Offer, subject to a Cardiogenesis shareholder's right to withdraw its shares of Cardiogenesis common stock. If the Offer has not been consummated by August 31, 2011, Cardiogenesis or CryoLife may terminate the Merger Agreement.

Q:

How will I be notified if the Offer is extended?

A:

If we extend the Offer, we will inform the depositary of any extension and will promptly make a public announcement of the extension in accordance with Rule 14e-1(d) under the Exchange Act. If we elect to provide or extend any subsequent offering period, a public announcement will be made promptly after the day on which the Offer was scheduled to expire in accordance with Rule 14d-11(d) under the Exchange Act.

See “The Transaction – Extension; Termination and Amendment.”

Q:

Whom should I contact if I have more questions about the transaction?

A:

If you have questions about the transaction, please contact our information agent, Georgeson Inc., at (212) 440-9800 (banks and brokers) or toll free at (800) 676-0098 (all others).

PRICE RANGE OF CARDIOGENESIS COMMON STOCK AND DIVIDENDS

Cardiogenesis common stock is quoted on the OTCQB market under the symbol “CGCP.PK.” The OTCQB was established in 2010 by OTC Markets (formerly known as Pink Sheets) for over the counter stock of companies who are current in their reporting obligations with the SEC.  Cardiogenesis shares began quotation on the OTCQB in 2010.  Prior to that time they were quoted on the Pink Sheets.  The following table shows the high and low bid quotations for the common stock as reported by OTCQB or Pink Sheets during each quarter being reported.  Prices below reflect inter-dealer prices, without retail write-up, write-down or commission and may not represent actual transactions.  Cardiogenesis did not declare any cash dividends on its common stock during the periods shown.

	Price Range of Common Stock
2009	High	Low
First Quarter	$0.34	$0.08
Second Quarter	$0.24	$0.16
Third Quarter	$0.22	$0.15
Fourth Quarter	$0.25	$0.13

2010	High	Low
First Quarter	$0.38	$0.19
Second Quarter	$0.41	$0.21
Third Quarter	$0.38	$0.20
Fourth quarter	$0.28	$0.22

2011	High	Low
First Quarter	$0.45	$0.24

On March 28, 2011 the trading day before the public announcement of the Offer and the Merger, the last sale price per share of Cardiogenesis common stock as reported on the OTCQB was $0.32.  On March 31, 2011, the most recent practicable date prior to this offer to purchase, the last sale price per share of Cardiogenesis common stock as reported on the OTCQB was $0.447. As of February 28, 2011, shares of Cardiogenesis common stock were held by 226 shareholders of record.

The timing and amount of future dividends paid by Cardiogenesis are subject to determination by its Board of Directors in its discretion and will depend upon earnings, cash requirements and the financial condition of Cardiogenesis and its subsidiaries, and other factors deemed relevant by its Board of Directors. Pursuant to the Merger Agreement, Cardiogenesis has agreed not to declare or pay any dividends with respect to its common stock, except that Cardiogenesis may declare and pay ordinary course dividends payable by a subsidiary of Cardiogenesis to Cardiogenesis or to another of its subsidiaries, provided that such dividends do not trigger a material tax liability.  See “The Merger Agreement—Other Terms of the Merger Agreement—Conduct of Business” on page 35.

THE TRANSACTION

General Description of the Offer

CryoLife and Merger Sub are offering to purchase for cash in the amount of $0.4570, without interest and less any applicable withholding taxes, each outstanding share of Cardiogenesis common stock validly tendered and not properly withdrawn, subject to the terms and conditions described in this offer to purchase and the related letter of transmittal.

The expiration time and date of the Offer is 12:00 midnight (one minute after 11:59 P.M.), New York City time, on the evening of May 2, 2011, unless CryoLife extends the period of time for which the Offer is open, in which case the term “expiration date” means the latest time and date on which the Offer, as so extended, expires.

If, after completion of the Offer, as it may be extended, or any exercise by CryoLife of the Top-Up Option, CryoLife owns 90% or more of the outstanding shares of Cardiogenesis common stock, the Merger can be accomplished without a vote of Cardiogenesis shareholders. If, on the other hand, after completion of the Offer, as it may be extended, or any exercise by CryoLife of the Top-Up Option, CryoLife owns less than 90% of the outstanding shares of Cardiogenesis common stock, the affirmative vote at a meeting of at least a majority of the shares of Cardiogenesis common stock outstanding on the record date for such meeting will be needed to complete the Merger. Upon completion of the Offer, it is possible that CryoLife, together with the parties to the support agreement will own a majority of the shares of Cardiogenesis common stock outstanding, in which case approval of the Merger by Cardiogenesis shareholders would be assured.

If you are the record owner of your shares of Cardiogenesis common stock and you tender those shares directly to Computershare Inc., the depositary and paying agent, you will not incur any brokerage fees or commissions. If you own your shares of Cardiogenesis common stock through a broker or other nominee, and your broker or other nominee tenders those shares on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. CryoLife is required to be responsible for any transfer taxes on the exchange of shares of Cardiogenesis common stock pursuant to the Offer that are imposed on the acquiror of the shares of Cardiogenesis common stock. You will be responsible for any transfer taxes that are imposed on the transferor.

CryoLife's obligation to deliver cash in exchange for shares of Cardiogenesis common stock pursuant to the Offer is subject to several conditions that must be satisfied or waived prior to the expiration of the Offer, including the Minimum Condition referred to below in the section entitled “The Merger Agreement—Conditions to the Offer” on page 15.

Cardiogenesis’ Board of Directors unanimously approved the Offer and the Merger and recommends that you tender your shares of Cardiogenesis common stock in the Offer. Information about the recommendation of Cardiogenesis’ Board of Directors is described in Cardiogenesis’ Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this offer to purchase.  See “The Transaction – Chronology of the Transaction.”

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.

No person has been authorized to give any information or to make any representation on behalf of CryoLife or Merger Sub not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Merger Sub, the depositary or the information agent for the purpose of the Offer, unless specifically designated as such by Merger Sub as described in the previous paragraph.

Minimum Purchase Condition

The term “Minimum Condition” is defined in the section entitled “Conditions to the Offer” and generally requires that there has been validly tendered and not withdrawn prior to the Expiration Date that number of Cardiogenesis shares which would represent a majority of the Cardiogenesis shares then outstanding on a fully diluted basis. If, at any expiration date of the Offer, all of the conditions to the consummation of the Offer (including the Minimum Condition) have been satisfied or waived, but the number of Cardiogenesis shares validly tendered in the Offer and not properly withdrawn is less than that number of Cardiogenesis shares which, when added to the number of Cardiogenesis shares that may be issued pursuant to the Top-Up Option (as defined below) in compliance with the Merger Agreement, would represent at least one Cardiogenesis share more than 90% of the Cardiogenesis shares then outstanding on a fully diluted basis, then upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, Merger Sub may elect to reduce the Minimum Condition to a number of Cardiogenesis shares such that following the purchase of Cardiogenesis shares in the Offer, CryoLife and its wholly-owned subsidiaries, including Merger Sub, would own 49.9% of the then outstanding Cardiogenesis shares and purchase, on a pro rata basis based on the Cardiogenesis shares actually deposited in the Offer by each such holder of Cardiogenesis shares, Cardiogenesis shares representing that amount.

Top-Up Option

Pursuant to the Merger Agreement, Cardiogenesis has granted to Merger Sub an irrevocable Top-Up Option to purchase newly-issued shares of Cardiogenesis common stock in an amount up to the lowest number of shares of Cardiogenesis common stock that, when added to the aggregate number of shares of Cardiogenesis common stock owned by CryoLife and Merger Sub, will constitute one share of Cardiogenesis common stock more than 90% of the total shares of Cardiogenesis common stock outstanding on a fully diluted basis. Subject to applicable legal and regulatory requirements, the Top-Up Option is exercisable by Merger Sub if, following completion of the Offer, CryoLife or Merger Sub beneficially own at least 83.5% of the outstanding shares of Cardiogenesis common stock. The consideration payable by Merger Sub upon exercise of the Top-Up Option will have a value equal to the cash consideration paid in the Offer, and shall be payable in cash, through the issuance of a full recourse promissory note, or a by combination of the foregoing. The promissory note will bear interest at the prime rate and have a one-year maturity date, will be secured to the extent required by California legal requirements, may be prepaid without premium or penalty, and shall provide that the unpaid principal and interest will become immediately due and payable if CryoLife fails to make payment for 30 days or CryoLife files or has filed against it any petition under bankruptcy or insolvency law.  Any promissory note issued in connection with the Top-Up Option will remain an asset of the surviving corporation in the Merger.  If the Top-Up Option is exercised, CryoLife and Merger Sub must undertake to consummate as promptly as practicable the Merger described below to acquire all remaining shares of Cardiogenesis common stock not acquired in the Offer.  The Top-Up Option terminates concurrently with any termination of the Merger Agreement.

Timing of the Offer

The Offer commenced on April 5, 2011 and is currently scheduled to expire on May 2, 2011, pursuant to the Merger Agreement between CryoLife and Cardiogenesis, dated March 28, 2011. However, the Offer may be extended in certain circumstances as described below.

Extension; Termination and Amendment

Subject to the terms of the Merger Agreement, the Offer:

•

shall be extended by CryoLife (but not later than August 31, 2011) if any of the conditions to the Offer shall not have been satisfied or waived;

•

shall be extended by CryoLife if and to the extent required by the SEC, the NYSE or any other applicable law; and

•

may be extended once by CryoLife (but not later than August 31, 2011) if all of the conditions to the Offer shall have been satisfied or waived, but less than 90% of the shares of Cardiogenesis common stock on a fully diluted basis have been tendered in the Offer.

During an extension, all shares of Cardiogenesis common stock previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right to withdraw tendered shares of Cardiogenesis common stock. If the Offer has not been consummated by August 31, 2011, Cardiogenesis or CryoLife may terminate the Merger Agreement. See the section entitled “The Transaction – Withdrawal Rights” on page 13 for more details.

CryoLife reserves the right to make any changes in the terms and conditions of the Offer by giving oral or written notice of the change to the depositary and by making a public announcement thereof. However, without the prior written consent of Cardiogenesis, except pursuant to CryoLife's matching right in the event of a competing offer, CryoLife cannot make any changes that:

•

reduce the cash consideration;

•

change the form of consideration to be paid for shares of Cardiogenesis common stock in the Offer (except to add consideration, pursuant to the adjustment provisions in the Merger Agreement or pursuant to CryoLife's matching right in the event of a competing offer);

•

decrease the number of shares of Cardiogenesis common stock sought in the Offer;

•

add to the conditions in the Offer or impose conditions to the Offer in addition to those set forth in the Merger Agreement;

•

extend the Offer except as required or permitted by the Merger Agreement;

•

make any other change to any of the terms and conditions to the Offer that is adverse to the holders of shares of Cardiogenesis common stock; or

•

abandon or terminate the Offer except as provided for in the Merger Agreement.

CryoLife is required to follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, the announcement is required to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which, in the case of the Offer will require that any material change in the information published, sent or given to Cardiogenesis shareholders in connection with the Offer be promptly sent to Cardiogenesis shareholders in a manner reasonably designed to inform Cardiogenesis shareholders of the change, and without limiting the manner in which CryoLife may choose to make any public announcement, CryoLife assumes no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through PR Newswire.

If CryoLife makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, CryoLife will extend the Offer to the extent required under the Exchange Act. If, prior to the expiration date and after obtaining Cardiogenesis’ prior written consent, CryoLife changes the percentage of shares of Cardiogenesis common stock being sought or the consideration offered to you, that change will apply to all shareholders whose shares of Cardiogenesis common stock are accepted for payment pursuant to the Offer. If at the time notice of that change is first published, sent or given to you, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, CryoLife is required to extend the Offer until the expiration of that ten business day period. For purposes of the Offer, a “business day” means any day other than a day on which the SEC is closed.

Designation of Cardiogenesis’ Directors after the Offer

Upon the acceptance of payment of shares of Cardiogenesis common stock pursuant to the Offer (and the exercise of the Top-Up Option if necessary), if CryoLife so requests, Cardiogenesis has agreed to take all action reasonably necessary to cause CryoLife's designees to be elected or appointed to Cardiogenesis’ Board of Directors, including, at CryoLife's option, increasing the number of directors, so that CryoLife will have representation on the Cardiogenesis Board in proportion to its share ownership.  In the event that CryoLife’s designees are elected or appointed to the Cardiogenesis Board, Cardiogenesis is obligated to use commercially reasonable efforts to cause the Cardiogenesis Board of Directors to maintain at least three directors who were members of the Cardiogenesis Board of Directors as of March 28, 2011 and who are independent for purposes of Rule 10A-3 of the Exchange Act. Cardiogenesis’ obligations with respect to CryoLife’s board designees shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

In addition, upon payment for the Cardiogenesis shares pursuant to the Offer, CryoLife will be entitled to appoint two individuals to serve as observers to the Cardiogenesis Board of Directors.

As of this time, CryoLife has not determined if it will designate any directors or who will be its designees on the Cardiogenesis Board of Directors. However, any such designees will be selected from a list of potential designees comprised of officers or directors of CryoLife, which officers and directors are set forth in Annex A to this offer to purchase. If CryoLife's designees are elected to Cardiogenesis’ board prior to the completion of the Merger, the affirmative vote of a majority of the continuing directors will be required for Cardiogenesis to, among other things, amend or terminate the Merger Agreement.

Exchange of Shares of Cardiogenesis Common Stock; Delivery of Cash

Upon the terms of and subject to the conditions to the Offer, including if the Offer is extended or amended, the terms and conditions of such extension or amendment, CryoLife is required to accept for payment, and to deliver cash in exchange for, shares of Cardiogenesis common stock that are validly tendered and not properly withdrawn, promptly after the expiration date. In all cases, exchange of shares of Cardiogenesis common stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the depositary of the following:

•

certificates for the shares of Cardiogenesis common stock or a confirmation of a book-entry transfer of the shares of Cardiogenesis common stock in the depositary's account at The Depository Trust Company, which is referred to in this offer to purchase as “DTC”; and

•

a properly completed and duly executed letter of transmittal or a manually signed copy of that document, and any other required documents.

For purposes of the Offer, CryoLife will be deemed to have accepted for payment shares of Cardiogenesis common stock validly tendered and not properly withdrawn as, if and when CryoLife notifies the depositary of its acceptance of the tenders of those shares of Cardiogenesis common stock. The depositary is required to then deliver cash in exchange for the shares of Cardiogenesis common stock promptly after receipt of the notice referred to in the preceding sentence. The paying agent will act as agent for CryoLife for the purpose of receiving cash and transmitting cash to Cardiogenesis shareholders that have tendered their shares of Cardiogenesis common stock in the Offer. You will not receive any interest on any cash that CryoLife pays to you, even if there is a delay in making the exchange, and your consideration will be subject to applicable tax withholding.

If CryoLife does not accept any tendered shares of Cardiogenesis common stock for payment pursuant to the terms and conditions of the Offer for any reason, CryoLife is required to return certificates for the unexchanged shares of Cardiogenesis common stock to the tendering shareholder or, in the case of shares of Cardiogenesis common stock tendered by book-entry transfer of unexchanged shares of Cardiogenesis common stock into the depositary's account pursuant to the procedures described below in the section entitled “—Procedure for Tendering” on page 13, the shares of Cardiogenesis common stock will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the Offer.

Treatment of Equity Awards and Warrants under the Merger Agreement; Rights Agreement

The Merger Agreement provides that each Option with respect to the shares that is outstanding immediately prior to the effective time of the Merger, whether vested or unvested, will be canceled and, in exchange therefor, the surviving corporation will pay to each person who was holding such canceled Option, an amount in cash (without interest and subject to deduction for any required withholding taxes) equal to the product of (i) the excess, if any, of the cash consideration over the exercise price per share of such Option and (ii) the number of shares subject to such Option. However, if the exercise price per share under any Option is equal to or greater than the cash consideration, then such Option will be canceled without any cash payment being made in respect thereof.  The Merger Agreement requires Cardiogenesis to amend its option plan to provide for the above described treatment of the options on the Merger.

As soon as reasonably practicable following the effective time of the Merger, CryoLife shall issue a replacement warrant to each Warrant holder providing identical terms to the Warrant except that such replacement warrant shall be exercisable into the amount of cash consideration to which the Warrant holder would have been entitled if the Warrant holder had exercised the Warrant immediately prior to the consummation of the Merger.

The Cardiogenesis Rights Agreement may have the effect of discouraging unsolicited takeover proposals. The rights issued under the Cardiogenesis Rights Agreement would cause substantial dilution to a person or group that attempts to acquire Cardiogenesis on terms not approved in advance by Cardiogenesis’ Board of Directors. Cardiogenesis has amended the Cardiogenesis Rights Agreement to provide that the Offer and the Merger will not cause a distribution under the plan.

Withdrawal Rights

You may withdraw your shares of Cardiogenesis common stock tendered pursuant to the Offer at any time on or prior to the expiration date of the Offer, as it may be extended.

For your withdrawal to be effective, the depositary must receive from you a written, telex or facsimile transmission notice of withdrawal at its address on the back cover of this offer to purchase, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares of Cardiogenesis common stock to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered the shares of Cardiogenesis common stock.

A financial institution must guarantee all signatures on the notice of withdrawal unless the shares of Cardiogenesis common stock have been tendered for the account of any eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide these signature guarantees for you. The financial institution must be an “eligible institution,” which means it is a participant in the Securities Transfer Agents Medallion Program. If shares of Cardiogenesis common stock have been tendered pursuant to the procedures for book-entry tender discussed under the caption below entitled “The Transaction – Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Cardiogenesis common stock and must otherwise comply with the DTC procedures. If certificates have been delivered to the depositary, the name of the registered shareholder and the serial numbers of the particular certificates evidencing the shares of Cardiogenesis common stock withdrawn must also be furnished to the depositary, as stated above, prior to the physical release of the certificates. CryoLife will decide all questions regarding the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and CryoLife's decision shall be final and binding.

Neither CryoLife, the depositary, Georgeson Inc. (the information agent), nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give proper notification. Any shares of Cardiogenesis common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, you may re-tender withdrawn shares of Cardiogenesis common stock by following one of the procedures discussed below in the section entitled “The Transaction – Procedure for Tendering” at any time on or prior to the expiration date.

Procedure for Tendering

For you to validly tender shares of Cardiogenesis common stock pursuant to the Offer, (a) the enclosed letter of transmittal, properly completed and duly executed or a manually executed copy of that document, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the depositary at Computershare, c/o Voluntary Corporate Actions, P.O. Box 43011, Providence, RI 02940-3011, or, to Attn: Voluntary Corporate Actions, 250 Royall Street, Canton, MA 02021 (overnight/express mail/hand delivery), and certificates for tendered shares of Cardiogenesis common stock must be received by the depositary at that address or the shares of Cardiogenesis common stock must be tendered pursuant to the procedures for book-entry tender described below (and a confirmation of receipt of the tender received, which confirmation CryoLife refers to below as a “book-entry confirmation”), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures described below.

The term “agent's message” means a message, transmitted by DTC to, and received by, the depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of Cardiogenesis common stock that are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that CryoLife may enforce that agreement against the participant.

The depositary is required to establish accounts with respect to the shares of Cardiogenesis common stock at DTC for purposes of the Offer within three business days after April 5, 2011, and any financial institution that is a participant in DTC may make book-entry delivery of the shares of Cardiogenesis common stock by causing DTC to transfer tendered shares of Cardiogenesis common stock into the depositary's account in accordance with DTC's procedure for the transfer. However, although delivery of shares of Cardiogenesis common stock may be effected through book-entry at DTC, the letter of transmittal (or a manually signed copy thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the depositary at the address on the back cover of this offer to purchase prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of Cardiogenesis common stock are tendered either by a registered holder of shares of Cardiogenesis common stock who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal or for the account of an eligible institution. If the certificates for shares of Cardiogenesis common stock are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares of Cardiogenesis common stock are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner CryoLife has described above.

The method of delivery of Cardiogenesis stock certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the depositary. If delivery is by mail, CryoLife recommends registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

If you wish to tender shares of Cardiogenesis common stock pursuant to the Offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the depositary prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your shares of Cardiogenesis common stock may nevertheless be tendered, so long as all of the following conditions are satisfied:

•

you make your tender by or through an eligible institution;

•

the enclosed notice of guaranteed delivery, properly completed and duly executed, substantially in the form enclosed with this offer to purchase, is received by the depositary as provided below on or prior to the expiration date; and

•

the certificates for all tendered shares of Cardiogenesis common stock or a confirmation of a book-entry transfer of tendered securities into the depositary's account at DTC as described above, in proper form for transfer, together with a properly completed and duly executed letter of transmittal or a manually signed copy thereof, with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal are received by the depositary within three NYSE trading days, after the date of execution of the notice of guaranteed delivery.

You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the depositary and you must include a signature guarantee by an eligible institution in the form provided in that notice. In all cases, CryoLife is required to exchange shares of Cardiogenesis common stock tendered and accepted for payment pursuant to the Offer only after timely receipt by the depositary of certificates for shares of Cardiogenesis common stock (or timely confirmation of a book-entry transfer of tendered securities into the depositary's account at DTC as described above), properly completed and duly executed letter(s) of transmittal or manually signed copy(s) thereof, or an agent's message in connection with a book-entry transfer, and any other required documents. If a Cardiogenesis shareholder does not timely deliver any Cardiogenesis shares that are the subject of a Notice of Guaranteed Delivery, then such shares will not be deemed validly tendered in the Offer. Shares of Cardiogenesis common stock delivered pursuant to a notice of guaranteed delivery will not be counted toward the Minimum Condition until the shares are actually delivered.

By executing a letter of transmittal as described above, you irrevocably appoint CryoLife's designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of Cardiogenesis common stock tendered and accepted for payment by CryoLife and with respect to any and all other shares of Cardiogenesis common stock and other securities issued or issuable in respect of the shares of Cardiogenesis common stock on or after April 5, 2011. That appointment is effective if and when, and only to the extent that, CryoLife accepts the shares of Cardiogenesis common stock for payment pursuant to the Offer. All of these proxies shall be considered coupled with an interest in the tendered shares of Cardiogenesis common stock and therefore shall not be revocable. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). CryoLife's designees will, with respect to the shares of Cardiogenesis common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Cardiogenesis shareholders or otherwise. CryoLife reserves the right to require that, in order for shares of Cardiogenesis common stock to be deemed validly tendered, immediately upon CryoLife's acceptance of and payment for the shares, CryoLife must be able to exercise full voting rights with respect to the tendered shares of Cardiogenesis common stock.

CryoLife will determine questions regarding the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares of Cardiogenesis common stock, in its sole discretion, and its determination shall be final and binding. CryoLife reserves the absolute right to reject any and all tenders of shares of Cardiogenesis common stock that it determines are not in proper form or the acceptance of or payment for which may, in the opinion of its counsel, be unlawful. CryoLife also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Cardiogenesis common stock. No tender of shares of Cardiogenesis common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of Cardiogenesis common stock have been cured or waived. Neither CryoLife, the depositary, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Cardiogenesis common stock or will incur any liability for failure to give notification. CryoLife's interpretation of the terms and conditions of the Offer (including the letter of transmittal and instructions thereto) will be final and binding.

The tender of shares of Cardiogenesis common stock pursuant to any of the procedures described above will constitute a binding agreement between CryoLife and you upon the terms and subject to the conditions to the Offer.

Procedure for Beneficial Owners to Tender.    If a Cardiogenesis shareholder holds its shares in “street name” through a broker or other nominee, the Cardiogenesis shareholder should ask its broker or other nominee to tender its shares or follow the instructions provided by the broker or other nominee with this offer to purchase.

Conditions to the Offer

Pursuant to the terms of the Merger Agreement, Merger Sub is not required to accept for payment or, subject to any applicable rules of the SEC, to pay for any shares of Cardiogenesis common stock tendered pursuant to the Offer, and may delay the acceptance for payment or payment of any shares of Cardiogenesis common stock or terminate or amend the Offer if the conditions described below are not satisfied or waived by Merger Sub prior to the completion of the Offer.

Minimum Condition

Prior to the expiration date of the Offer, as it may be extended pursuant to the Merger Agreement, there must be validly tendered and not withdrawn (not including shares of Cardiogenesis common stock subject to a notice of guaranteed delivery unless such shares have actually been delivered) prior to the expiration date of the Offer, a number of shares of Cardiogenesis common stock, which, together with any shares of Cardiogenesis common stock that CryoLife, Merger Sub or any other subsidiary of CryoLife owns, which constitute at least a majority of the sum of:

•

the total number of shares of Cardiogenesis common stock outstanding; and

•

the number of shares of Cardiogenesis common stock issuable upon exercise or conversion of all outstanding rights and convertible securities.

The Minimum Condition will be a majority of 52,425,784 shares of Cardiogenesis common stock, which is equal to the sum of the total number of outstanding shares of Cardiogenesis common stock and the total number of shares of Cardiogenesis common stock issuable upon the exercise of the Warrant and Options to purchase Cardiogenesis common stock. Other than the Options and the

Warrant, there are no rights or other securities convertible into or exercisable for shares of Cardiogenesis common stock outstanding.  As a result, there must be validly tendered and not withdrawn 26,212,893 shares of Cardiogenesis common stock in the Offer to satisfy the Minimum Condition. Assuming that the shareholders of Cardiogenesis who have entered into the support agreement tender or cause to be tendered all of the outstanding shares they beneficially owned as of April 5, 2011, 24,936,034 additional shares of Cardiogenesis common stock must be tendered in the Offer to satisfy the Minimum Condition.

However, if the number of Cardiogenesis shares validly tendered in the Offer and not properly withdrawn is less than that number of Cardiogenesis shares which, when added to the number of Cardiogenesis shares that may be issued pursuant to the Top-Up Option (as defined below) in compliance with the Merger Agreement, would represent at least one Cardiogenesis share more than 90% of the Cardiogenesis shares then outstanding on a fully diluted basis, then upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, Merger Sub may elect to reduce the Minimum Condition to a number of Cardiogenesis shares such that following the purchase of Cardiogenesis shares in the Offer, CryoLife and its wholly-owned subsidiaries, including Merger Sub, would own 49.9% of the then outstanding Cardiogenesis shares.

Other Conditions

The Offer is also subject to conditions that must be satisfied or waived by Merger Sub prior to the expiration of the Offer, including the following:

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Cardiogenesis having not breached or failed to comply in any material respect with any of its obligations, covenants or agreements in the Merger Agreement and any such breach has not been cured prior to the date of acceptance;

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the representations and warranties of Cardiogenesis contained in the Merger Agreement having been true and correct as of the date of the Merger Agreement and as of the time for acceptance and payment of the shares (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), subject to applicable materiality qualifications;

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the Merger Agreement not having been terminated in accordance with its terms, or amended in accordance with its terms to provide for such termination;

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no event having occurred that has had or would reasonably be expected to have a material adverse effect on Cardiogenesis; and

•

there not having been any action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding pending by any governmental entity, or any federal, state, local or foreign law (including common law, FDA laws, and foreign drug laws), statute, ordinance, rule, code, regulation, injunction, judgment, order, decree or other legally enforceable requirement enacted, entered, or promulgated by a governmental entity that seeks to:

o

make illegal or otherwise prohibit the consummation of the Offer or the Merger;

o

prohibit or materially limit the ownership, operation or control by Cardiogenesis, CryoLife or any of their respective subsidiaries of any material portion of the business or assets of Cardiogenesis, CryoLife or any of their respective subsidiaries which would be material in the context of either the value of Cardiogenesis and its subsidiaries, taken as a whole, to CryoLife upon consummation of the Offer and Merger, or to CryoLife and its subsidiaries, taken as a whole;

o

compel Cardiogenesis, CryoLife or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Cardiogenesis, CryoLife or any of their respective subsidiaries which would be material in the context of either the value of Cardiogenesis and its subsidiaries, taken as a whole, to CryoLife upon consummation of the Offer and Merger, or to CryoLife and its subsidiaries, taken as a whole; or

o

impose material limitations on CryoLife's ability to acquire, hold or effectively exercise full rights of ownership of the shares of Cardiogenesis common stock, including the right to vote the shares of Cardiogenesis common stock purchased or owned by CryoLife.

If any one of the above conditions is not met, including the Minimum Condition, then CryoLife is not required to accept for payment or, subject to any applicable rules of the SEC, to pay for any shares of Cardiogenesis common stock tendered pursuant to the Offer. CryoLife and Merger Sub, however, have reserved the absolute right, in their sole discretion, subject to terms of the Merger Agreement, to waive, in whole or in part, any of the conditions to the Offer, or to modify the terms or conditions of the Offer consistent with the terms of the Merger Agreement, except that, without the prior written consent of Cardiogenesis, neither CryoLife nor Merger Sub may (except, in certain circumstances, in connection with its matching rights in the event of a competing offer), (i) reduce the cash consideration, (ii) except pursuant to the Merger Agreement, change the form of consideration payable in the Offer, (iii) reduce the number of shares to be purchased by Merger Sub in the Offer, (iv) waive or amend the Minimum Condition, (v) add to the conditions to the Offer or impose any other conditions to the Offer, (vi) extend the expiration date of the Offer except as required or allowed by the Merger Agreement, (vii) otherwise amend, modify, or supplement any condition to the Offer or any term of the Offer in a manner adverse to the holders of the shares of Cardiogenesis common stock, or (viii) abandon or terminate the Offer except as provided for in the Merger Agreement. See “The Transaction—Extension; Termination and Amendment.”

In the event that the Offer period is extended by CryoLife in an effort to secure 90% of the outstanding shares of Cardiogenesis through the Offer, and the exercise of the Top-Up Option, if necessary, CryoLife has agreed that it will waive its right to terminate the Merger Agreement in the event that certain of the Offer conditions set forth in the Merger Agreement cease to be true or are breached by Cardiogenesis (other than as a result of an intentional breach by Cardiogenesis) during the extension period.

Approval of the Merger

If, after completion of the Offer, as it may be extended, or any exercise by Merger Sub of the Top-Up Option, CryoLife owns 90% or more of the outstanding shares of Cardiogenesis common stock, the Merger can be accomplished without a vote of Cardiogenesis shareholders. However, if the number of Cardiogenesis shares validly tendered in the Offer and not properly withdrawn is less than that number of Cardiogenesis shares which, when added to the number of Cardiogenesis shares that may be issued pursuant to the Top-Up Option, would represent at least one Cardiogenesis share more than 90% of the Cardiogenesis shares then outstanding on a fully diluted basis, then Merger Sub may elect to reduce the Minimum Condition to a number of Cardiogenesis shares such that following the purchase of Cardiogenesis shares in the Offer, CryoLife and its wholly-owned subsidiaries, including Merger Sub, would own 49.9% of the then outstanding Cardiogenesis shares.

If, after completion of the Offer, as it may be extended, CryoLife owns 49.9% of the outstanding shares of Cardiogenesis common stock, the affirmative vote at a meeting of at least a majority of the shares of Cardiogenesis common stock outstanding on the record date for such meeting will be needed to complete the Merger. Upon completion of the Offer, it is possible that CryoLife, together with the parties to the support agreement, will own a majority of the shares of Cardiogenesis common stock outstanding, in which case approval of the Merger by Cardiogenesis shareholders would be assured.

Interests of Certain Persons

Interests of Cardiogenesis’ Executive Officers

Cardiogenesis’ executive officers are as follows:

Name	Age	Position

Paul J. McCormick	57	Executive Chairman
William R. Abbott	54	Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Richard P. Lanigan	51	Executive Vice President, Marketing

Paul J. McCormick was named Executive Chairman of the Board of Directors and our principal executive officer effective in July 2009, and has served on our Board of Directors since April 2007. Mr. McCormick currently serves on the board of directors of Cambridge Heart, Inc., a publicly reporting company, as well as Cianna Medical, Inc., which is privately-held.  Mr. McCormick served in various management positions with Endologix, Inc., including as President and Chief Executive Officer from May 2002 until May 2008.  Prior to that, he held various management positions at Progressive Angioplasty Systems, Heart Technology, Trimedyne Inc., and U.S. Surgical Corporation.  Mr. McCormick previously served on the board of directors of Endologix, Inc. a publicly reporting company, from 2002 to 2010.  Mr. McCormick holds a B.A. degree in economics from Northwestern University.

William R. Abbott joined Cardiogenesis as Senior Vice President, Chief Financial Officer, Secretary and Treasurer in May 2006. From 1997 to 2005, Mr. Abbott served in several financial management positions at Newport Corporation, most recently as Vice President of Finance and Treasurer. Prior to that, Mr. Abbott served as Vice President and Corporate Controller of Amcor Sunclipse

North America, Director of Financial Planning for the Western Division of Coca-Cola Enterprises, Inc. and Controller of McKesson Water Products Company. Mr. Abbott also spent six years in management positions at PepsiCo, Inc. after beginning his career with PricewaterhouseCoopers, LLP. Mr. Abbott has a Bachelor of Science degree in accounting from Fairfield University and a Masters in Business Administration degree from Pepperdine University.

Richard P. Lanigan has been Cardiogenesis’ Executive Vice President, Marketing since July 2009. From 1997 to July 2009, Mr. Lanigan served in a variety of different capacities with Cardiogenesis, including President, Senior Vice President of Operations, Senior Vice President of Marketing and Vice President of Government Affairs and Business Development. Prior to that, Mr. Lanigan served in various positions with Stryker Endoscopy and Raychem Corporation. Mr. Lanigan served in the United States Navy where he completed six years of service as Lieutenant in the Supply Corps. Mr. Lanigan has a Bachelor of Business Administration from the University of Notre Dame and a Masters of Science in Systems Management from the University of Southern California.

Each of the aforementioned executive officers (collectively, the “Executive Officers”) will benefit from the following arrangements with Cardiogenesis in connection with the transactions contemplated by the Merger Agreement. In addition, Cardiogenesis’ Executive Vice President, Richard Lanigan, is expected to join CryoLife or an affiliate after completion of the Merger.

Employment Agreements

Cardiogenesis has entered into employment agreements with all of its Executive Officers (collectively, as amended, the “Employment Agreements”), and the terms of employment are specified in offer letters extended to the Executive Officers prior to their commencement of employment.  Pursuant to the Employment Agreements, each Executive Officer receives a minimum base salary and certain other benefits, such as the ability to participate in Cardiogenesis’ employee benefit plans, including bonus programs as applicable.  The Employment Agreements also provide for certain service benefits in the event of termination or change in control.  Set forth below is a summary of such payments and benefits.

Payments upon Removal or Termination in Conjunction with the Merger

Mr. McCormick's Employment Agreement

If Cardiogenesis terminates Mr. McCormick’s employment without cause or he terminates his employment for good reason, Mr. McCormick will be entitled to:

•

the remainder of his then current base salary for the remainder of the term, which currently runs through July 1, 2011, in which Mr. McCormick resigns or is terminated; and

•

any payments for unused vacation and reimbursement expenses which are due, accrued or payable at the date of Mr. McCormick’s termination.

Pursuant to his employment agreement, Mr. McCormick may terminate his employment for good reason if, without his consent, any of the following events occurs:

•

his then current salary is reduced;

•

he is assigned duties substantially or materially inconsistent with the position and nature of his employment as Executive Chairman of the Cardiogenesis Board of Directors; or

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his place of employment is relocated outside of Orange County, California.

Pursuant to his employment agreement, any of the following acts or omissions will constitute grounds for Cardiogenesis to terminate Mr. McCormick’s employment for cause:

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willful misconduct by Mr. McCormick causing material harm to Cardiogenesis or repeated failure by Mr. McCormick to follow the reasonable directives of the Cardiogenesis Board of Directors, but only if he has not discontinued the misconduct or failure within 30 days after receiving notice from Cardiogenesis;

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any material act or omission by Mr. McCormick involving gross negligence in the performance of his duties to Cardiogenesis or a material deviation from any policies or directives of Cardiogenesis, other than a deviation taken in good faith;

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any illegal act by Mr. McCormick which materially and adversely affects the business of Cardiogenesis; and

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any felony committed by Mr. McCormick, as evidenced by conviction.

Mr. Abbott's Employment Agreement

If Cardiogenesis terminates Mr. Abbott’s employment due to a corporate transaction, such as the Merger, or he terminates his employment under certain circumstances due to a corporate transaction, such as the Merger, Mr. Abbott will be entitled to:

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the portion of his then current base salary which has accrued through his date of termination;

•

any payments for unused vacation and reimbursement expenses which are due, accrued or payable at the date of Mr. Abbott’s termination;

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severance payment in an amount equal to twelve months of his then current base salary;

•

as described below under “Treatment of Equity Awards,” all of Mr. Abbott’s Options to purchase shares of Cardiogenesis’ common stock and all shares of restricted stock shall accelerate and automatically vest, and such Options shall otherwise be exercisable in accordance with their terms;

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a prorated payment equal to the target bonus amount for which Mr. Abbott would be eligible for the year in which the resignation or termination occurred; and

•

continuation of insurance benefits for twelve months, to the extent that such benefits are offered to any management-level employees at the time of termination.

The circumstances that would allow Mr. Abbott to terminate his employment after a corporate transaction, such as the Merger, and obtain the severance described above include:

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a reduction in his current base salary;

•

the assignment to him of duties substantially and materially inconsistent with the position and nature of his employment as set forth in the employment agreement or a material modification of his reporting obligations;

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the failure by Cardiogenesis to obtain from any successor an agreement to assume and perform his employment agreement;

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the failure to offer him a new employment agreement; or

•

the failure to offer him a new employment agreement on substantially the same terms as provided in his current employment agreement.

Mr. Lanigan's Employment Agreement

If Cardiogenesis terminates Mr. Lanigan’s employment due to a corporate transaction, such as the Merger, or he terminates his employment under certain circumstances due to a corporate transaction, such as the Merger, Mr. Lanigan will be entitled to:

•

the portion of his then current base salary which has accrued through his date of termination;

•

any payments for unused vacation and reimbursement expenses which are due, accrued or payable at the date of Mr. Lanigan’s termination;

•

severance payment in an amount equal to twelve months of his then current base salary;

•

as described below under “Treatment of Equity Awards,” all of Mr. Lanigan’s Options to purchase shares of Cardiogenesis’ common stock and shares of restricted stock shall accelerate and automatically vest, and such Options shall otherwise be exercisable in accordance with their terms;

•

a prorated payment equal to the target bonus amount for which Mr. Lanigan would be eligible for the year in which the resignation or termination occurred; and

•

continuation of insurance benefits for twelve months, to the extent that such benefits are offered to any management-level employees at the time of termination.

The circumstances that would allow Mr. Lanigan to terminate his employment after a corporate transaction and obtain the severance described above include:

•

a reduction in his current base salary;

•

the assignment to him of duties substantially and materially inconsistent with the position and nature of his employment as set forth in the employment agreement or a material modification of his reporting obligations;

•

the failure by Cardiogenesis to obtain from any successor an agreement to assume and perform his employment agreement;

•

the failure to offer him a new employment agreement; or

•

the failure to offer him a new employment agreement on substantially the same terms as provided in his employment agreement.

Proposed Employment Agreements with Mr. Lanigan and Mr. Abbott Subsequent to Completion of Merger

Mr. Lanigan

CryoLife has agreed to employ Mr. Lanigan after the Merger under an employment agreement with an initial term of two years. During his employment in 2011, Mr. Lanigan will be paid an annual salary of $225,000, and will receive a commission of 1.25% of sales of Cardiogenesis products during 2011 after the closing of the Merger.  He will also receive the 2011 bonus under his Cardiogenesis employment agreement, pro-rated for the portion of the year from January 1 until the day of the closing of the Merger.  In addition, he will receive a relocation allowance to move to Atlanta, and the customary benefits received by CryoLife officers related to that relocation.  The relocation package will be CryoLife’s standard executive relocation policy but there will be an allowance for up to 150 days of temporary living expenses.  Upon closing of the Merger, he will also receive 10,000 shares of CryoLife restricted stock which will vest on the third anniversary of the grant date, and 25,000 CryoLife stock options which will vest one-third per year beginning on the first anniversary of the grant date, all pursuant to CryoLife’s standard forms of grant agreement.  Mr. Lanigan’s employment agreement will provide for severance payments of one year salary plus bonus if Mr. Lanigan is terminated without cause or if Mr. Lanigan terminates the agreement for good reason, which includes an assignment of duties materially inconsistent with his position, authority, duties or responsibilities, or any action by CryoLife which results in a material diminution in his position, authority, duties or responsibilities. In order to obtain this employment package, Mr. Lanigan will be required to waive the severance benefits described above. The terms of Mr. Lanigan's employment are subject to approval by the CryoLife Board of Directors’ compensation committee and the execution of a definitive agreement.

Mr. Abbott

CryoLife has agreed to employ Mr. Abbott after the Merger for a transition period.  Mr. Abbott will be employed until September 30, 2011 pursuant to his current employment agreement, and will remain eligible to receive the severance benefits described above.

Impact of a Merger on Equity Awards

Pursuant to the terms of the Employment Agreements, and notwithstanding any provisions of Cardiogenesis’ equity incentive plans, or of any related Option or restricted stock agreements, upon consummation of the Merger, all of Messrs. McCormick’s, Abbott’s and Lanigan’s Restricted Stock will vest in full, and all rights of Cardiogenesis to repurchase such restricted stock will terminate in full.

The Merger Agreement provides that each Option with respect to the shares that is outstanding immediately prior to the effective time of the Merger, whether vested or unvested, will be canceled and, in exchange therefor, CryoLife will pay to each person who was holding such canceled Option, an amount in cash (without interest and subject to deduction for any required withholding taxes) equal to the product of (i) the excess, if any, of the cash consideration over the exercise price per share of such Option and (ii) the number of shares subject to such Option. However, if the exercise price per share under any Option is equal to or greater than the cash consideration, then such Option will be canceled without any cash payment being made in respect thereof.  The Merger Agreement requires Cardiogenesis to amend its option plan to provide for the above described treatment of the Options pursuant to the Merger.

Indemnification

Pursuant to the terms of the Merger Agreement, CryoLife has agreed to cause the surviving corporation in the Merger to:

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indemnify and hold harmless each of Cardiogenesis’ and its subsidiaries’ current and former officers and directors for six years following the effective time of the Merger, from certain liabilities and costs incurred in connection with actions arising out of the fact that he or she was an officer, director, employee or fiduciary of Cardiogenesis or any of its subsidiaries prior to the effective time of the Merger;

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maintain all indemnification and exculpation rights under Cardiogenesis’ organizational documents and indemnification agreements for six years following the effective time of the Merger; and

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either (i) maintain for six years following the effective time of the Merger, for the persons who, as of March 28, 2011 are covered by Cardiogenesis’ and its subsidiaries’ directors and officers liability insurance policy, directors and officers’ liability insurance with terms and conditions at least as favorable as provided in Cardiogenesis’ and its subsidiaries’ policies as of March 28, 2011 or (ii) obtain a “tail” insurance policy for the persons covered by Cardiogenesis’ and its subsidiaries’ existing directors’ and officers’ insurance policies covering a period of at least six years following the effective time of the Merger with annual premiums not in excess of 150% of the annual premium for the directors’ and officers’ insurance policies for Cardiogenesis’ and its subsidiaries’ 2009-2010 policy year.

The foregoing summary is qualified in its entirety by reference to the Merger Agreement, which is filed herewith as Exhibit (e)(1)(1), and is incorporated by reference herein.

Quantitative Summary

The table below sets forth, as of March 28, 2011, the day Cardiogenesis entered into the Merger Agreement, the amounts payable to each of the Executive Officers if the Executive Officers (1) tendered all of the shares that the Executive Officers own for the cash consideration (assuming no exercise of outstanding Options), (2) received remuneration for the cash-out of stock Options at the time of the Merger, and (3) were terminated without cause in connection with the Merger. The amounts shown below assume the cash consideration of $0.4570 per share.

		Unrestricted Shares Owned		Accelerated Vesting of Restricted Stock		Stock Options
Executive Officer	Severance Payments (1)	Number of Shares Owned	Value of shares tendered	Number of shares of restricted stock owned	Value of shares of restricted stock tendered	Number of in-the-money Options	Value of shares subject to Options (less exercise price)	Total
Richard P. Lanigan	$241,875 (2)	199,580	$91,208	32,315	$14,768	533,134	$123,539	$471,390
Paul J. McCormick	$37,272	728,926	$333,119	250,000	$114,250	180,000	$23,660	$508,301
William R. Abbott	$215,000	39,884	$18,227	26,154	$11,952	275,000	$72,925	$325,104

(1) Reflects the estimated value as of March 28, 2011, of severance payments due upon termination to which each Executive Officer may be entitled under the terms of his applicable Employment Agreement.

(2) Assumes that Mr. Lanigan will not enter into the proposed employment agreement with CryoLife described above which would require Mr. Lanigan to waive his right to severance payments.

Interests of Non-Employee Directors

The non-employee directors of the Cardiogenesis Board of Directors are as follows:

Name	Age	Position with Cardiogenesis

Raymond W. Cohen	52	Director
Ann T. Sabahat	40	Director
Marvin J. Slepian, M.D.	55	Director
Gregory D. Waller	61	Director

Treatment of Equity Awards

Any Options held by the non-employee directors will be treated in accordance with the Merger Agreement. The Merger Agreement provides that each Option with respect to the shares of Cardiogenesis common stock that is outstanding immediately prior to the effective time of the Merger, whether vested or unvested, will be canceled and, in exchange therefor, CryoLife will pay to each person who was holding such canceled Option, an amount in cash (without interest and subject to deduction for any required withholding taxes) equal to the product of (i) the excess, if any, of the cash consideration over the exercise price per share of such Option and (ii) the number of shares subject to such Option. However, if the exercise price per share under any such Option is equal to or greater than the cash consideration, then such Option will be canceled without any cash payment being made in respect thereof. The Merger Agreement further provides that each share of restricted stock of the Company that is not fully vested and that is outstanding immediately prior to the closing of the Offer shall automatically become fully vested immediately prior to such closing, but subject to the occurrence of the closing of the Offer. The Merger Agreement requires Cardiogenesis to amend its equity incentive plans to provide for the above described treatment of the Options in the Merger.

Quantitative Summary

The table below sets forth, as of March 28, 2011, the day Cardiogenesis entered into the Merger Agreement, the amounts payable to each of the non-employee directors if the directors received remuneration for the cash-out of Options at the time of the Merger. The amounts shown below assume the cash consideration of $0.4570 per share. None of the non-employee directors owns any outstanding shares of Cardiogenesis stock.

	Stock Options
Non-employee Director	Number of in-the-money Options	Value of shares subject to Options (less exercise price)	Total
Raymond W. Cohen	72,500	$10,803	$10,803
Ann T. Sabahart	122,500	$19,683	$19,683
Marvin J. Slepian	115,000	$18,505	$18,505
Gregory D. Waller	130,000	$20,485	$20,485

Certain Relationships with Cardiogenesis

Relationships between Cardiogenesis and CryoLife

As of the date of the Offer, CryoLife does not own any shares of Cardiogenesis. Neither CryoLife nor Merger Sub have effected any transaction in securities of Cardiogenesis in the past 60 days. To the best of CryoLife's and Merger Sub's knowledge, after reasonable inquiry, none of the persons listed on Annex A of this offer to purchase, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of Cardiogenesis or has effected any transaction in securities of Cardiogenesis during the past 60 days.

Cardiogenesis and CryoLife entered into Mutual Confidential Disclosure Agreement (the “2009 NDA”)on October 6, 2009, in connection with a possible negotiated transaction between the parties.  The parties entered into a new Mutual Confidential Disclosure Agreement (the “2010 NDA”) on September 29, 2010, which was substantially similar to the 2009 NDA.  Under each of the 2009 NDA and the 2010 NDA each of Cardiogenesis and CryoLife agreed, subject to certain exceptions, to keep confidential any non-public information of Cardiogenesis and to certain employee non-solicitation provisions for the protection of Cardiogenesis. The foregoing summary of the 2009 NDA and 2010 NDA does not purport to be complete and is qualified in its entirety by reference to the full text of the 2009 NDA and 2010 NDA which are filed as Exhibits (d)(3) and (d)(4), respectively, to the Schedule TO and incorporated herein by reference.

Except for the Merger Agreement, support agreement or as otherwise described in this offer to purchase, neither CryoLife nor, to the best of CryoLife's knowledge, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Cardiogenesis, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this offer to purchase and in Cardiogenesis’ Solicitation/Recommendation Statement on Schedule 14D-9, there have been no contacts, negotiations or transactions between CryoLife or, to the best of CryoLife's knowledge, any of its directors, executive officers or other affiliates on the one hand, and Cardiogenesis or its officers, directors, or other affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither CryoLife nor, to the best of CryoLife's knowledge, any of its directors, executive officers or other affiliates has had any transaction with Cardiogenesis or any of its officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer to purchase.

Possible Effects of the Offer on the Market for the Shares; OTCQB Listing; Exchange Act Registration and Margin Regulations

Possible Effects of the Offer on the Market for the Shares.    If the Merger is consummated, shareholders not tendering their Cardiogenesis shares in the Offer (other than those properly exercising their dissenters’ rights under the CGCL) will receive the cash consideration for their shares. Therefore, if the Merger takes place, (other than with respect to shareholders who properly exercise appraisal rights under California law) the only difference between tendering and not tendering Cardiogenesis shares in the Offer is that tendering shareholders will receive their consideration earlier. If, however, the Merger does not take place and the Offer is consummated, there may no longer be an active or liquid public trading market (or possibly any public trading market) for Cardiogenesis shares held by shareholders other than CryoLife. CryoLife cannot predict whether the reduction in the number of Cardiogenesis shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Cardiogenesis shares or whether the reduction would cause future market prices to be greater or less than the cash consideration of $0.4570 per Cardiogenesis share, without interest and less any applicable withholding taxes.

OTCQB Listing.    As of March 28, 2011, there were 46,638,421 shares of Cardiogenesis common stock outstanding. The shares are quoted on the OTCQB.  CryoLife expects that Cardiogenesis’ common stock will continue to be quoted on the OTCQB after the Offer but will cease to be quoted on the OTCQB as a result of the Merger.

Exchange Act Registration.    The Cardiogenesis shares of common stock are currently registered under the Exchange Act. The purchase of the Cardiogenesis shares pursuant to the Offer may result in the shares becoming eligible for deregistration or being deregistered under the Exchange Act. Registration of the Cardiogenesis shares may be terminated upon application to the SEC if the outstanding shares are not listed on a “national securities exchange” and if there are fewer than 500 holders of record of shares of Cardiogenesis common stock. CryoLife intends to seek to cause Cardiogenesis to apply for termination of registration of the Cardiogenesis shares as soon as possible after approval of the Merger, if the requirements for termination of registration are met.

Termination of registration of the Cardiogenesis shares of common stock under the Exchange Act would immediately reduce the information required to be furnished by Cardiogenesis to its shareholders and to the SEC, and ninety days after filing would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with shareholders' meetings or actions in lieu of a shareholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to shareholders) no longer applicable. In addition, if the Cardiogenesis shares of common stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable, after the expiration of 90 days, and the ability of “affiliates” of Cardiogenesis and persons holding “restricted securities” of Cardiogenesis to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated.

Background of the Transaction

The following chronology summarizes the key meetings, conversations and events that led to the signing of the Merger Agreement. This chronology covers only key events leading up to the Merger Agreement and does not purport to catalogue every communication between representatives of CryoLife and Cardiogenesis.

Chronology of the Transaction

On October 6, 2009, Cardiogenesis entered into the 2009 NDA with CryoLife, and CryoLife management attended a meeting with Cardiogenesis management to gain better understanding of Cardiogenesis’ business. Attending for CryoLife were Steven G. Anderson, Chief Executive Officer, D. Ashley Lee, Executive Vice President, Chief Operating Officer and Chief Financial Officer, Gerald B. Seery, Senior Vice President of Sales and Marketing, Scott B. Capps, Vice President of Clinical Research, Timothy M. Neja, Vice President of Laboratory Operations, William F. Northrup III, MD, Vice President of Physician Relations and Education,

and Jeffrey W. Burris, Vice President and General Counsel, and for Cardiogenesis were Paul J. McCormick, Executive Chairman, and Richard P. Lanigan, Executive Vice President, Marketing.

On October 16, 2009 Mr. Lee had a call with Mr. McCormick to give feedback on meeting.  He indicated that CryoLife had interest but had other opportunities that were of a higher priority.

On August 12, 2010, Mr. Lee had a call with Mr. McCormick to express interest in evaluating Cardiogenesis as a potential acquisition, and asked for information.

On August 27, 2010, Mr. Lee had a call with Piper Jaffray indicating CryoLife was looking at Cardiogenesis as a potential acquisition opportunity.

On September 15, 2010, Mr. Lee had a call with Mr. McCormick to continue gathering information as CryoLife evaluated the potential acquisition of Cardiogenesis.

On September 29, 2010, Cardiogenesis entered into the 2010 NDA with CryoLife.

On October 1, 2010, Mr. Anderson, Mr. Lee, Mr. Capps, Mr. Seery and David Fronk, Vice President, Regulatory Affairs and Quality Assurance, of CryoLife and Mr. McCormick and Mr. Lanigan of Cardiogenesis had a call to continue CryoLife’s evaluation of the potential acquisition and to gain more insight into Cardiogenesis’ business.

On October 4, 2010, CryoLife management (including Mr. Seery and Mr. Capps) and Mr. Lanigan had a call to identify surgeons for Mr. Capps and Mr. Seery to call to discuss TRM and Cardiogenesis’ technology.

On October 6 and 7 2010, Mr. Capps and Mr. Seery spoke with customers of Cardiogenesis to discuss TMR and Cardiogenesis’ technology.

On October 13, 2010, Mr. Lee had a call with Mr. McCormick to continue discussions and gather further information to aid in the evaluation of Cardiogenesis’ business.

On October 20, 2010, Mr. Lee, Mr. Burris, and Mr. Anderson had call with Piper Jaffray to discuss the fact that CryoLife was prepared to send a nonbinding letter of intent to Cardiogenesis.

On October 20, 2010, Mr. Lee spoke with Mr. McCormick and communicated that an offer would be forthcoming.  He indicated that Piper Jaffray would send a confirmation letter and follow-up.

On October 20, 2010, Piper Jaffray sent a letter, on behalf of CryoLife, to Mr. McCormick with their non-binding indication of interest setting forth the terms of a proposed strategic transaction.  This indication of interest expressed CryoLife’s preliminary interest in exploring a potential transaction involving Cardiogenesis at a range of between $0.36 and $0.40 per share; was non-binding in nature and could be withdrawn or modified by CryoLife at any time; and was based solely on publicly available information that was subject to due diligence conducted by CryoLife.  Cardiogenesis’ senior management and Cardiogenesis Board met with its legal advisors, in a special meeting of Cardiogenesis Board, to review the letter of intent.

On October 22, 2010, Mr. Lee received a call from Mr. McCormick indicating that he did not think the proposal represented fair value based on revenues in comparable deals, but that Cardiogenesis would need to engage a financial advisor to assist Cardiogenesis Board in evaluating CryoLife’s proposal.  Mr. Lee suggested that senior management of CryoLife meet with Cardiogenesis Board to detail CryoLife’s business.  Cardiogenesis Board agreed to a meeting with CryoLife’s senior management and its financial advisor, Piper Jaffray.

On October 25, 2010, Mr. Lee spoke with Mr. McCormick.  Mr. McCormick indicated that if CryoLife had some flexibility in its offer, Cardiogenesis would be willing to listen to a presentation by CryoLife management.  Mr. McCormick indicated that the presentation should focus on the growth opportunities presented by CryoLife’s business development strategy.  Mr. McCormick indicated that he would convene some members of Cardiogenesis’ Board to hear the presentation.

On October 26, 2010, CryoLife’s Board of Directors met to discuss a potential acquisition of Cardiogenesis.  CryoLife’s Board of Directors authorized management to negotiate a transaction with Cardiogenesis and to return to CryoLife’s Board of Directors for final approval.

Between October 25 and November 9, 2010, CryoLife management worked to continue analyzing the proposed transaction.

On November 7, 2010, Cardiogenesis’ board engaged B. Riley & Co. as its financial advisor for a potential transaction with CryoLife.

On November 9, 2010, Mr. Seery and Mr. Lee presented to Cardiogenesis’ Board, Piper Jaffray and B. Riley.

On November 12, 2010, CryoLife engaged Piper Jaffray as its financial advisor for a potential transaction with Cardiogenesis.

On Friday November 12, 2010, B. Riley contacted Piper Jaffray to indicate that Cardiogenesis management favored a combination with CryoLife but that additional analysis was necessary for a presentation to Cardiogenesis’ Board late in the week of November 15, 2010.

On November 19, 2010, B. Riley contacted Piper Jaffray and indicated the meeting of the Cardiogenesis Board of Directors went well and scheduled a call for November 23, 2010 to discuss the valuation work done on Cardiogenesis.

On November 26, 2010, B. Riley contacted Piper Jaffray and indicated that Cardiogenesis was interested in a potential transaction.

On November 29, 2010, Piper Jaffray discussed a proposal with B. Riley, and sent a proposed letter of intent to Cardiogenesis.  The letter of intent also included a break up fee of $1.0 million.

On December 3, 2010, the Cardiogenesis Board of Directors met.  The Cardiogenesis Board of Directors determined that they required a “go-shop” provision.  B. Riley on behalf of Cardiogenesis requested a 45 day go-shop from CryoLife.

On December 4, 2010, Piper Jaffray communicated to B. Riley that CryoLife was willing to agree to a transaction at $0.50 per share, with consideration consisting of half cash and half CryoLife common stock; and a 20 day go-shop provision, but the break up fee after the 20 day go-shop expired would increase to $1.5 million.  CryoLife provided a revised letter of intent reflecting those additional terms.

On December 6, 2010, Cardiogenesis held a Board meeting and approved the transaction at a price of $0.50 per share.

On December 6, 2010, the parties executed the letter of intent, providing for CryoLife’s acquisition of Cardiogenesis at $0.50 per share, consideration to be paid half in cash and half in CryoLife common stock.

On December 14, 2010, CryoLife commenced its confirmatory due diligence review of Cardiogenesis, including access to Cardiogenesis’ online data room.

Several due diligence meetings between members of the management teams of Cardiogenesis and CryoLife were held from October 2010 through March 2011. These meetings covered numerous business, legal and financial topics. The due diligence process also included telephonic due diligence discussions between Cardiogenesis’ and CryoLife’s respective management and outside financial, legal and accounting advisors, and in-person due diligence review sessions, on-site due diligence visits to Cardiogenesis’ facilities and access to Cardiogenesis’ on-line data room containing financial, operational, regulatory, intellectual property, human resource, legal and other information concerning Cardiogenesis.

On December 22, 2010, CryoLife provided an initial draft of the proposed Merger Agreement. The initial draft of the proposed Merger Agreement permitted the Cardiogenesis Board of Directors to make an adverse recommendation change with respect to CryoLife's proposal in certain circumstances and for a 20 day “go-shop” period.

Mr. McCormick and William R. Abbott, Cardiogenesis’ Chief Financial Officer, participated in the preparation of Cardiogenesis’ financial projections that were provided to B. Riley for use in connection with the rendering of its fairness opinion to the Cardiogenesis Board of Directors and performing its related financial analysis. These projections were substantially similar to the initial projections prepared by management, but they were updated to include actual financial results for the quarter ended September 30, 2010.

From December 22, 2010 through March 22, 2011, CryoLife's and Cardiogenesis’ legal advisors negotiated terms of the Merger Agreement.

During the period from December 16, 2010 to March 28, 2011, CryoLife also continued its due diligence review of Cardiogenesis. During this period there were also discussions regarding a continuing role for Mr. Lanigan in managing Cardiogenesis’ business following completion of the transaction. The parties discussed the general parameters of a compensation package.

On January 4, 2011, Piper Jaffray informed B. Riley that, based upon the results of its due diligence, CryoLife desired to revise the terms of its letter of intent.  CryoLife now proposed, on a non-binding basis, an offer of either $0.50 per share in all-cash consideration, or $0.45 per share in an unspecified combination of cash and common stock of CryoLife.  B. Riley and Cardiogenesis strongly disagreed with the revised terms of the letter of intent, and rejected such offer, which resulted in CryoLife submitting a new letter of intent on January 5, 2011 of either $0.50 per share in all-cash consideration, or $0.47 per share in 60% cash and 40% in common stock of CryoLife.

Cardiogenesis’ Board continued to discuss and review the revised proposal with the assistance of its legal advisors and B. Riley.  On January 10, 2011, Cardiogenesis’ Board unanimously voted to accept the all-cash consideration offer of $0.50 per share.

On January 14, 2011, the CryoLife Board of Directors held a special meeting to review and discuss the terms of the proposed merger agreement. Members of CryoLife's senior management and outside advisors reviewed the negotiations that had taken place with Cardiogenesis and also updated CryoLife's Board of Directors on the due diligence review that had occurred. At the conclusion of this meeting, CryoLife's Board of Directors authorized its officers to proceed with the proposed transaction on the terms set forth in a draft Merger Agreement, subject to completion of CryoLife’s due diligence review.

On January 14, 2011, CryoLife provided an initial draft of the support agreement (which agreement would cover approximately 2.7% of Cardiogenesis’ outstanding shares of common stock). This agreement was negotiated by CryoLife’s and Cardiogenesis’ advisors and finalized on March 21, 2011.

During March 2011, Messrs. Lee, Anderson, Capps, Seery and Burris of CryoLife and Messrs. McCormick, Abbott and Lanigan of Cardiogenesis had a series of teleconferences to discuss the results CryoLife’s continued due diligence review.  Based upon that review, on a call in March 2011, CryoLife management stated that CryoLife would require an adjustment to the proposed purchase price.  Based on this discussion, management of CryoLife proposed to Cardiogenesis an all-cash transaction at a price of $0.4570 per share.

During March 2011, CryoLife's and Cardiogenesis’ legal advisors negotiated the revised terms of the Merger Agreement based on the new proposal.  CryoLife management discussed with Mr. Abbott the possibility of a transition role for him with the combined company for a period after the Merger.  The parties discussed the general parameters of a compensation package.

On March 21, 2011, the CryoLife Board of Directors met to consider the proposed transaction at the price of $0.4570 per share. Representatives of CryoLife management and CryoLife’s outside counsel also attended the meeting. Representatives of management reviewed with the CryoLife Board of Directors its financial analysis of the proposed transaction. Representatives of Arnall Golden Gregory reviewed with the CryoLife Board of Directors the current status and terms of the proposed Merger Agreement including operation of the Top-Up Option, CryoLife and Cardiogenesis’ respective termination rights, CryoLife's match rights, the support agreements, and the two-tier termination fee, as well as the fiduciary duties of directors in connection with their consideration of the transaction. Following further discussion, the CryoLife Board of Directors voted unanimously to approve and adopt the Merger Agreement.

On March 22, 2011, the Cardiogenesis Board of Directors met to consider the proposed transaction at the price of $0.4570 per share. Representatives of Cardiogenesis management, Cardiogenesis’ outside counsel and B. Riley also attended the meeting. Representatives of B. Riley reviewed with the Cardiogenesis Board of Directors its financial analysis of the proposed transaction. Representatives of K&L Gates reviewed with the Cardiogenesis Board of Directors the current status and terms of the proposed Merger Agreement including operation of the Top-Up Option, CryoLife and Cardiogenesis’ respective termination rights, CryoLife's match rights, the support agreements, and the two-tier termination fee, as well as the fiduciary duties of directors in connection with their consideration of the transaction. The Cardiogenesis Board of Directors discussed positive and negative factors relating to the proposed transaction, including the terms of the Top-Up Option, as well as the prospects of Cardiogenesis if it remained independent, including potential challenges, the timing and likelihood of accomplishing performance goals associated with success as an independent company, and the shareholders' ability to gain or lose from Cardiogenesis’ future prospects as an independent company versus their ability to receive CryoLife stock and gain or lose from the combined company's future prospects.

The Cardiogenesis Board of Directors considered whether Cardiogenesis should spend additional time negotiating with CryoLife in an attempt to gain improved transaction terms and whether Cardiogenesis should seek negotiations with other potential acquirers, but believed that CryoLife would be unlikely to improve its price or other transaction terms and would be unlikely to keep its offer open while Cardiogenesis sought to solicit other parties, and that any delay would jeopardize the possibility of closing a transaction.  In addition, as the Cardiogenesis Board of Directors had previously determined in the negotiations leading up to execution of the letter of intent, any attempt to solicit other potential acquirers would likely result in CryoLife withdrawing its proposal, and the Cardiogenesis board believed that there may be no likely strategic acquirer of Cardiogenesis at this time that would offer a higher price than CryoLife, and believed that if there were any other potential acquirers that would offer a higher price, the terms of the proposed agreements between CryoLife, Cardiogenesis and certain shareholders of Cardiogenesis, including the terms under which the agreements could be terminated and under which the shares subject to the support agreement could be released, would enable such a transaction to be successfully pursued. The Cardiogenesis Board of Directors believed that any continuation or expansion of the negotiation process at this time would provide a further distraction to Cardiogenesis’ management from running the business and would risk the confidentiality of the process as more parties potentially became involved over a longer period of time, which could result in disruption to Cardiogenesis’ relationships with employees, customers, vendors, distributors and others and require early disclosure of negotiations in the marketplace, which could jeopardize Cardiogenesis’ bargaining position in any negotiations.

After consideration of all of the factors discussed at this meeting and prior meetings, and the advice of its legal and financial advisors, the Cardiogenesis Board of Directors considered whether to accept CryoLife's offer and enter into the Merger Agreement at this time or to remain an independent company. Cardiogenesis’ executive officers and Cardiogenesis’ financial and legal advisors answered questions from the members of the Cardiogenesis Board of Directors. B. Riley rendered an oral opinion to the Cardiogenesis Board of Directors, confirmed later in writing, to the effect that, based upon and subject to the matters described in the opinion, as of March 22, 2011, the consideration to be received by the Cardiogenesis shareholders in the Offer and related Merger was fair from a financial point of view. Following further discussion, the Cardiogenesis Board of Directors voted unanimously to approve and adopt the Merger Agreement with CryoLife and recommend that the shareholders accept the Offer.

On March 28, 2011, subsequent to the close of trading on the OTCQB and NYSE, CryoLife and Cardiogenesis executed the Merger Agreement. Concurrently, Mr. McCormick, Mr. Lanigan and Mr. Abbott, which together held approximately 2.7% of the outstanding shares of Cardiogenesis common stock, entered into the support agreement, by which they agreed to tender all of their shares of Cardiogenesis common stock into the Offer, subject to the terms and conditions set forth in such agreement.

On March 29, 2011, CryoLife and Cardiogenesis announced the Merger Agreement and the proposed transaction with a joint press release before the opening of trading on the OTCQB and NYSE. On April 5, 2011, Merger Sub commenced the Offer.

The portions of the history of the transaction set forth above that relate solely to the meetings of the Cardiogenesis Board of Directors are based on statements made by Cardiogenesis in the Cardiogenesis Schedule 14D-9, and have not been independently verified by CryoLife.

Purpose of the Offer and the Merger; Plans for Cardiogenesis after the Transaction

The purpose of the Offer is for the Merger Sub to acquire control of, and the entire equity interest in, Cardiogenesis. The Offer, as the first step in the acquisition of Cardiogenesis, is intended to facilitate the acquisition of all outstanding shares. The purpose of the Merger is to acquire all outstanding shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Merger Sub intends to consummate the Merger as promptly as practicable.

If you sell your shares in the Offer, you will cease to have any equity interest in Cardiogenesis or any right to participate in its earnings and future growth. If you do not tender your shares, but the Merger is consummated, you also will no longer have an equity interest in Cardiogenesis. Similarly, after selling your shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Cardiogenesis.

At the effective time of the Merger, the articles of incorporation of the Merger Sub and the bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, will be the articles of incorporation and the bylaws of the surviving corporation, in each case with references to the Merger Sub therein automatically amended to become references to the surviving corporation, until thereafter amended as provided by law and such articles of incorporation and bylaws. The directors and officers of the Merger Sub will become the directors and officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. In addition, CryoLife will be entitled, upon its acceptance of tendered shares in the Offer, to exercise its rights under the Merger Agreement to obtain pro rata representation (rounded up to the nearest number of directors) on, and control of, Cardiogenesis’ Board of Directors. In the event CryoLife exercises such rights, Cardiogenesis will transmit to its shareholders the information concerning CryoLife’s designees to Cardiogenesis’ Board of Directors as required by Rule 14f-1 of the Exchange Act. See “The Merger Agreement.”

CryoLife currently intends to operate the Cardiogenesis business as a wholly-owned subsidiary. CryoLife will continue to evaluate and review the Cardiogenesis business, assets, operations, properties, policies, management and personnel with a view towards determining how to optimize any potential benefits and synergies that are created by the transaction and the integration of the operations of Cardiogenesis with CryoLife's business. More specifically, upon completion of its integration evaluation and implementation of final plans:

(i)

CryoLife may transfer certain assets of Cardiogenesis to its affiliates as part of its post-merger tax restructuring;

(ii)

Cardiogenesis’ principal executive offices likely will be combined with those of CryoLife or its subsidiaries; and

(iii)

certain Cardiogenesis functions likely will be relocated to new locations.

CryoLife intends to continue to review Cardiogenesis’ business, operations, capitalization and management. Accordingly, CryoLife reserves the right to change its plans and intentions at any time, as it deems appropriate.

Source and Amount of Funds

The Offer and Merger are not conditioned upon any financing arrangements or contingencies. The amount of cash required to purchase the number of issued and outstanding shares of Cardiogenesis common stock as of April 5, 2011, to cash out the Options and the Warrant, and to fund previously unpaid transaction-related fees and expenses will be approximately $22.8 million. CryoLife has sufficient cash on hand to pay such consideration.  As of March 31, 2011, we had approximately $37.5 million in unrestricted cash and short-term investments.

State Takeover Statutes

Cardiogenesis is incorporated under the laws of the State of California. Cardiogenesis has represented that no “fair price,” “moratorium,” “business combination,” “control share acquisition” or other anti-takeover statute or regulation of any governmental authority is applicable to the Merger Agreement, the support agreement, the Offer or the Merger.

Under the CGCL, the merger consideration paid to the shareholders of Cardiogenesis may not be cash if Merger Sub or CryoLife owns directly or indirectly more than 50% but less than 90% of the then outstanding shares of Cardiogenesis Common Stock, unless either all of the shareholders of Cardiogenesis consent to the Merger or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. Accordingly, at any Expiration Date, if the tender offer conditions described in “The Transaction - Conditions to the Offer” (including the Minimum Condition) are satisfied or waived, but Merger Sub would own less than 90% of the Cardiogenesis shares then outstanding (through exercise of the Top-Up Option (defined below) or otherwise) following the completion of the Offer, Merger Sub intends to either extend the Offer to permit additional Cardiogenesis shares to be tendered into the Offer as described in “The Transaction – Extension; Termination and Amendment” or, subject to compliance with applicable law, reduce the number of Cardiogenesis shares subject to the Offer to a number equal to 49.9% of the outstanding shares as described in “The Transaction - Conditions to the Offer.” If, after completion of the Offer, as it may be extended, or any exercise by CryoLife of the Top-Up Option, CryoLife owns 90% or more of the outstanding shares of Cardiogenesis common stock, the Merger can be accomplished without a vote of Cardiogenesis shareholders. If, on the other hand, after completion of the Offer, as it may be extended, CryoLife owns 49.9% of the outstanding shares of Cardiogenesis common stock, the affirmative vote at a meeting of at least a majority of the shares of Cardiogenesis common stock outstanding on the record date for such meeting will be needed to complete the Merger. Upon completion of the Offer, it is possible that CryoLife, together with the parties to the support agreement will own a majority of the shares of Cardiogenesis common stock outstanding, in which case approval of the Merger by Cardiogenesis shareholders would be assured.

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Cardiogenesis shares, and we may be unable to accept for payment or pay for Cardiogenesis shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Cardiogenesis shares. See “The Transaction – Conditions to the Offer.”

Fees and Expenses

CryoLife has retained Georgeson Inc. to act as information agent in connection with the Offer. The information agent may contact holders of shares of Cardiogenesis common stock by mail, telephone, telex, telegraph, e-mail and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of shares of Cardiogenesis common stock. CryoLife has agreed to pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. CryoLife has agreed to indemnify the information agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

CryoLife has agreed to pay the depositary reasonable and customary compensation for its services in connection with the Offer, has agreed to reimburse the depositary for its reasonable out-of-pocket expenses and has agreed to indemnify the depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as described above, CryoLife has not agreed to pay any fees or commissions of any broker, dealer or other person for soliciting tenders of shares of Cardiogenesis common stock pursuant to the Offer. CryoLife has agreed to reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Support Agreement

Concurrently with the execution of the Merger Agreement, Paul McCormick, the Executive Chairman of Cardiogenesis, Richard P. Lanigan, the Executive Vice President, Marketing of Cardiogenesis, and William R. Abbott, the Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Cardiogenesis, and all members of the Cardiogenesis Board of Directors entered into the support agreement, pursuant to which they have agreed to tender into the exchange offer an aggregate of 1,276,859 shares of Cardiogenesis common stock, which represent approximately 2.7% of the common stock of Cardiogenesis outstanding as of April 5, 2011. The support agreement also requires such shareholders to take certain other actions in connection with the Merger Agreement, including voting in favor of matters contemplated by the Merger Agreement if a meeting of Cardiogenesis shareholders is called.

Dissenters’ Rights

No dissenters’ rights are available in connection with the Offer. However, if the Merger is consummated following the completion of the Offer, each holder of Cardiogenesis shares who fully complies with and meets all the requirements of the provisions of Chapter 13 of the CGCL, which is set forth in Annex C to this offer to purchase and incorporated herein by reference (such shareholders are referred to herein as “Qualifying Shareholders”) may have the right to require CryoLife to purchase the holder’s Cardiogenesis shares for cash at “fair market value.”  Cardiogenesis shares are not listed on a national securities exchange certified by the California Commissioner of Corporations.  Therefore, Qualifying Shareholders may exercise dissenters’ rights as to any or all of their Cardiogenesis shares entitled to such rights. If the Merger is not consummated, no Qualifying Shareholder will be entitled to have CryoLife purchase such holder’s Cardiogenesis shares under Chapter 13 of the CGCL. After a shareholder files a demand to exercise dissenters’ rights, that shareholder may not withdraw the demand without Cardiogenesis consent.

Under the CGCL, the “fair market value” of Cardiogenesis shares may be agreed to by CryoLife and the Qualifying Shareholders or judicially determined, depending on the circumstances. The “fair market value” is determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation as a result of the Merger and subject to adjustments. The value so determined could be more or less than the price offered in the Offer.

If CryoLife denies that a shareholder is a Qualifying Shareholder, or if a Qualifying Shareholder and CryoLife fail to agree on the fair market value of Cardiogenesis shares, then such shareholder demanding purchase of Cardiogenesis shares as dissenting shares or CryoLife may, within six months after the CryoLife mails the notice of a short-form merger pursuant to Section 1110 of the CGCL set forth in Annex C or, if applicable, the required notice that shareholders have approved the Merger, file a complaint or intervene in a pending action to determine whether Cardiogenesis shares are dissenting shares or the fair market value of Cardiogenesis shares, as applicable.

The foregoing discussion of the rights of Qualifying Shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters’ rights and is qualified in its entirety by reference to Chapter 13 of the CGCL, a copy of which is attached hereto as Annex C.

Dissenters’ rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to shareholders if the Merger is completed. If the Merger is completed through a short-form merger pursuant to Section 1110 of the CGCL, shareholders should refer to the Notice of Short-Form Merger attached hereto as Annex C for more information concerning dissenters’ rights and the procedures to be followed in connection therewith. If the Merger is subject to shareholder approval, shareholders who will be entitled to dissenters’ rights in connection with the Merger will receive additional information concerning dissenters’ rights and the procedures to be followed in connection therewith.

Failure by any Cardiogenesis shareholder to comply fully with the procedures described above and set forth in Annex C to this offer to purchase may result in termination of such shareholder's dissenters’ rights. In view of the complexity of exercising your dissenters’ rights under California law, if you are considering exercising these rights you should consult with your legal counsel.

Holders of CryoLife common stock are not entitled to appraisal or dissenters’ rights in connection with the Offer or the Merger.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the definitive Merger Agreement entered into by CryoLife, Merger Sub and Cardiogenesis and is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed as an exhibit to the Schedule TO and is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained at the locations described under “Available Information” in “The Summary Term Sheet – Who are the companies involved in the Offer and Merger.”  This summary may not contain all of the information about the Merger Agreement that is important to Cardiogenesis shareholders, and Cardiogenesis shareholders are encouraged to read the Merger Agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the Merger Agreement and not this summary.

This summary is only intended to provide information regarding the terms of the Merger Agreement.  Other information about CryoLife or Cardiogenesis can be found elsewhere in this offer to purchase and in the public filings CryoLife and Cardiogenesis submit to the SEC, which are available without charge at www.sec.gov.

This offer to purchase contains a description of representations, warranties and covenants made in the Merger Agreement. These representations, warranties and covenants were made only for the purpose of the Merger Agreement and solely for the benefit of the parties to the Merger Agreement as of specific dates, and may be subject to important limitations and qualifications (including exceptions thereto set forth in a disclosure letter or CryoLife's or Cardiogenesis’ public filings with the SEC) agreed to by the contracting parties and may not be complete. Furthermore, these representations, warranties and covenants may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this offer to purchase. Accordingly, Cardiogenesis shareholders should not rely upon the descriptions of representations, warranties and covenants contained in this offer to purchase or the actual representations, warranties and covenants contained in the Merger Agreement as statements of factual information.

The Offer

Generally

Under the terms of the Merger Agreement, CryoLife, through its wholly-owned subsidiary, Merger Sub, has commenced an Offer for all outstanding shares of Cardiogenesis common stock. In the Offer, CryoLife is offering to exchange cash for each share of Cardiogenesis common stock that is validly tendered and not properly withdrawn.  As of March 25, 2011, Cardiogenesis had 46,638,421 shares of common stock outstanding, all of which CryoLife seeks to acquire in the Offer. In addition, as of March 28, 2011, there were 3,146,940 shares of Cardiogenesis common stock subject to outstanding Options and 2,640,000 shares subject to the Warrant issued by Cardiogenesis, and if such Options or the Warrant are exercised prior to the expiration or termination of the Offer, CryoLife seeks to acquire all shares of Cardiogenesis common stock issuable upon such exercise in the Offer.

The Offer is the first step in CryoLife's acquisition of Cardiogenesis and is intended to facilitate the acquisition of all Cardiogenesis common stock. If CryoLife obtains less than 100% of the outstanding Cardiogenesis shares in the Offer, CryoLife intends to complete the second step of its acquisition of Cardiogenesis, the Merger, as soon as possible after completion of the Offer.

Consideration

Under the terms of the Offer, Cardiogenesis shareholders will have the opportunity to elect to receive, for each share of Cardiogenesis common stock validly tendered and not properly withdrawn, $0.4570 in cash, without interest and less any applicable withholding taxes, which is referred to as the cash consideration.

Expiration of the Offer

Pursuant to the Merger Agreement, the initial expiration date of the Offer is 12:00 Midnight, Eastern time, on May 2, 2011.

Extensions of the Offer

If any condition to the Offer is not satisfied or, if permissible, waived on any scheduled expiration date of the Offer, CryoLife is required to extend the expiration date of the Offer for successive extension periods of not more than 10 business days per extension, until the earlier of the date such conditions are satisfied or waived, and August 31, 2011. CryoLife is also required to extend the expiration date of the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof or the rules of the NYSE applicable to the Offer or any other applicable law.

CryoLife may also extend the Offer one or more successive periods of up to 10 business days (but not later than August 31, 2011) in the event that all conditions to the Offer have been satisfied or waived but less than 90% of the outstanding shares of Cardiogenesis common stock (on a fully diluted basis) have been validly tendered and not withdrawn.   Upon the exercise of such right to extend, CryoLife will be deemed to have waived certain of the conditions to the Offer set forth in the Merger Agreement.  In the alternative, CryoLife is permitted to amend the terms of the Offer such that CryoLife will only be required to purchase in the Offer the number of shares that represent 49.9% of all shares of Cardiogenesis then outstanding.

Top-Up Option

Under the Merger Agreement, if the Minimum Condition (discussed below) is satisfied and CryoLife (through Merger Sub) consummates the Offer, Merger Sub has the option pursuant to the Top-Up Option to purchase from Cardiogenesis a number of additional shares of its common stock up to the lowest number of shares that, when added to the number of shares of Cardiogenesis common stock already owned by CryoLife and Merger Sub at the time of exercise of such option, constitutes one share more than 90% of the number of shares of Cardiogenesis common stock that would be outstanding on a fully diluted basis immediately after the issuance of all shares of Cardiogenesis common stock that are subject to such option. CryoLife (through Merger Sub) may exercise this option only if it has acquired 83.5% of the shares of Cardiogenesis common stock outstanding immediately prior to the exercise of this option. At CryoLife's option, the purchase price for such shares may be paid in cash or satisfied with a full recourse promissory note (or a combination thereof). The promissory note will bear interest at the prime rate and have a one-year maturity date, may be prepaid without premium or penalty, secured to the extent required by California legal requirements, and shall provide that the unpaid principal and interest will become immediately due and payable if CryoLife fails to make payment for 30 days or CryoLife files or has filed against it any petition under bankruptcy or insolvency law. In no event will the Top-Up Option be exercised (i) for a number of shares of Cardiogenesis common stock in excess of the number of authorized but unissued shares of Cardiogenesis common stock, or (ii) if any other provision of applicable law or judgment, injunction, order or decree would prohibit the exercise of the option or the delivery of the shares pursuant to the option.

Prompt Payment for Shares of Cardiogenesis Common Stock in the Offer

Subject to the terms of the Offer and the Merger Agreement and the satisfaction (or waiver to the extent permitted) of the conditions to the Offer, CryoLife is required to accept for payment all shares of Cardiogenesis common stock validly tendered and not withdrawn pursuant to the Offer promptly after the applicable expiration date of the Offer, as it may be extended pursuant to the Merger Agreement, and is required to pay the cash consideration with respect to all accepted shares of Cardiogenesis common stock promptly after acceptance.

Composition of Cardiogenesis’ Board of Directors after the Offer

Upon the acceptance for payment of shares of Cardiogenesis common stock pursuant to the Offer (and the exercise of the Top-Up Option if necessary), if CryoLife requests, Cardiogenesis has agreed to take all action reasonably necessary to cause CryoLife's designees to be elected or appointed to Cardiogenesis’ Board of Directors, including, at CryoLife's option, increasing the number of directors, so that CryoLife will have representation on the Cardiogenesis Board of Directors in proportion to its share ownership.  In the event that CryoLife designees are elected or appointed to the Cardiogenesis Board, Cardiogenesis is obligated to use commercially reasonable efforts to cause the Cardiogenesis Board of Directors to maintain at least three directors who were members of the Cardiogenesis Board of Directors as of March 28, 2011 and who are independent for purposes of Rule 10A-3 of the Exchange Act. Cardiogenesis’ obligations with respect to CryoLife’s board designees shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

In addition, upon payment for the Cardiogenesis shares pursuant to the Offer, CryoLife will be entitled to appoint two individuals to serve as observers to the Cardiogenesis Board of Directors.

As of this time, CryoLife has not determined who will be its designees on the Cardiogenesis Board of Directors. However, the designees will be selected from a list of potential designees comprised of officers or directors of CryoLife, which officers and directors are set forth in Annex A. After CryoLife's designees are elected to Cardiogenesis’ board prior to the completion of the Merger, the affirmative vote of a majority of the continuing directors will be required for Cardiogenesis to, among other things, amend or terminate the Merger Agreement.

The Merger

Generally

The Merger Agreement provides that following completion of the Offer, Merger Sub will be merged with and into Cardiogenesis. Upon completion of the Merger, Cardiogenesis will continue as the surviving corporation and will be a wholly-owned subsidiary of CryoLife.

Shareholder Approval

Under Sections 1201 and 1202 of the CGCL, the approval of the board of directors of a company and the affirmative vote of the holders of at least a majority of the shares of outstanding stock entitled to vote are required to approve a merger and adopt a plan of merger. Section 607.1103 of the Florida Business Corporation Act requires approval of the board of directors of the company to be merged and majority of the votes of the holders of each class of its shares entitled to vote to approve a merger.  The Boards of Directors of Cardiogenesis and Merger Sub have previously approved the Merger, and the Board of Directors of CryoLife has caused CryoLife, as the sole shareholder of Merger Sub, to approve the Merger.

If, after completion of the Offer, CryoLife owns less than 90% of the outstanding shares of Cardiogenesis common stock, it would complete the acquisition of the remaining outstanding shares of Cardiogenesis common stock through a vote of Cardiogenesis shareholders with respect to the Merger. Completion of the transaction in this manner is referred to in this offer to purchase as a “long-form” merger.

Under Section 1110 of the CGCL, a merger can occur without a vote of Cardiogenesis shareholders, referred to as a “short-form” merger, if, after completion of the Offer, as it may be extended, or after any exercise by CryoLife of the Top-Up Option, CryoLife were to own at least 90% of the outstanding shares of Cardiogenesis common stock. If, after completion of the Offer, as it may be extended, or after any exercise by CryoLife of the Top-Up Option, CryoLife owns at least 90% of the outstanding shares of Cardiogenesis common stock, CryoLife would complete the acquisition of the remaining outstanding shares of Cardiogenesis common stock by completing a short-form merger. Upon completion of the Offer, it is possible that CryoLife, together with the parties to the support agreement, will own a majority of the shares of Cardiogenesis common stock outstanding, in which case approval of the Merger by Cardiogenesis shareholders would be assured.

The Completion of the Merger

The Merger will be completed and become effective when the certificates of merger are filed with the Secretary of State of Florida and the Secretary of State of California. CryoLife and Cardiogenesis anticipate that the Merger will be completed as soon as practicable after the expiration of the Offer and CryoLife's acceptance of Cardiogenesis common stock pursuant to the Offer; however, if shareholder approval is required, the Merger will not be approved until the meeting of the Cardiogenesis shareholders held for such purpose, which will not occur until at least ten days following the completion of the Offer. After the Merger, the surviving corporation will be a wholly-owned subsidiary of CryoLife, and the former Cardiogenesis shareholders will not have any equity ownership interest in the surviving corporation, other than dissenters’ rights.

Manner and Basis of Converting Shares of Cardiogenesis Common Stock in the Merger

Under the terms of the Merger Agreement, upon completion of the Merger, each share of Cardiogenesis common stock will be converted into the right to receive the cash consideration of $0.4570 per Cardiogenesis share, without interest and less any applicable withholding taxes.

The cash consideration will not be payable in respect of shares of Cardiogenesis common stock held by Cardiogenesis or any of its subsidiaries as treasury stock immediately prior to completion of the Merger or shares of Cardiogenesis common stock owned by CryoLife or any of its subsidiaries immediately prior to the completion of the Merger. CryoLife excludes such shares in all references below in this section to shares of Cardiogenesis common stock canceled in the Merger.

Treatment of Cardiogenesis the Warrant, Options and Other Equity-Based Awards

By virtue of the Merger, the Warrant will become exercisable for the amount of cash consideration to which the Warrant holder would have been entitled if the Warrant holder had exercised the Warrant immediately prior to the consummation of the Merger.

At the Effective Time of the Merger, each Option to purchase shares of Cardiogenesis common stock granted under the Cardiogenesis Corporation Stock Option Plan and the Cardiogenesis Corporation Directors Stock Option Plan, whether vested or unvested, will be cancelled and, in exchange therefor, the surviving corporation will pay to each former holder of any such cancelled Option as soon as practicable following the effective time by a special payroll payment an amount in cash (without interest, and subject to deduction for any required withholding tax) equal to the product of (i) the excess of $0.4570 over the exercise price per share and (ii) the number of shares subject to such Option. If the exercise price per share of any such Option is equal to or greater than $0.4570, such Option will be canceled without any cash payment being made in respect thereof. In addition, CryoLife may, in its sole discretion, cause the depositary, on behalf of the surviving corporation, to make these payments rather than the surviving corporation.

Each share of Cardiogenesis restricted stock acquired pursuant to the Cardiogenesis Stock Option Plan that is not fully vested, and that is outstanding immediately prior to the date that Merger Sub accepts the Cardiogenesis shares tendered in the Offer, shall automatically become fully vested immediately prior to, but subject to, such acceptance, without any action on the part of Cardiogenesis, CryoLife, Merger Sub or the holders of the restricted stock.  Cardiogenesis shall take all requisite action, if any, necessary to accelerate the vesting of the outstanding shares of restricted stock.

To the extent these Options or the Warrant are exercised in exchange for shares of Cardiogenesis common stock prior to the expiration of the Offer, CryoLife will seek to acquire the shares issued upon such exercise in the Offer.

Other Terms of the Merger Agreement

Representations and Warranties

The Merger Agreement contains representations and warranties of Cardiogenesis, CryoLife and Merger Sub, to each other, as to, among other things:

•

the corporate organization, existence and power of each party and its subsidiaries;

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the authority of each party to enter into the Merger Agreement and make it valid and binding;

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no contravention by the execution, delivery and performance of the Merger Agreement of:

o

the organizational documents of each party and its subsidiaries,

o

applicable law, or

o

specified agreements, instruments and obligations;

•

required governmental approvals; and

•

compliance with law.

The Merger Agreement contains additional representations and warranties of Cardiogenesis to CryoLife as to, among other things:

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the capitalization of Cardiogenesis;

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the conduct of its business in the ordinary course;

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the completeness and accuracy of Cardiogenesis’ filings with the SEC and financial statements;

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the absence of material undisclosed liabilities;

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the absence of changes in its business;

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legal proceedings;

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compliance of Cardiogenesis’ products with FDA marketing and other requirements;

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employee benefit plans and related matters;

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certain labor matters;

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environmental liabilities;

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tax matters;

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material contracts;

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the shareholder vote that may be required to approve the Merger;

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insurance policies;

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tangible and real properties;

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intellectual property;

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product and service warranties;

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accounts receivable and inventories;

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anti-takeover laws, regulations, or rights plans;

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related party transactions; and

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fees payable to and the opinion of the financial advisor to Cardiogenesis.

The Merger Agreement contains additional representations and warranties of CryoLife to Cardiogenesis as to, among other things:

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CryoLife's ownership of the common stock of Merger Sub;

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the availability of funds to complete the transaction;

•

the completeness and accuracy of all disclosure documents and information supplied for inclusion in any disclosure documents by each party in connection with the transaction;

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the required vote or consent of CryoLife, as sole shareholder of Merger Sub, to approve the Merger Agreement and the transactions contemplated thereby; and

•

fees of the financial advisor of CryoLife.

The representations and warranties given in the Merger Agreement will not survive the Merger. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules that Cardiogenesis has provided to CryoLife in connection with signing the Merger Agreement. While neither CryoLife nor Cardiogenesis believes that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties of the parties.

This offer to purchase contains a description of representations, warranties and covenants made in the Merger Agreement. These representations, warranties and covenants were made only for the purpose of the Merger Agreement and solely for the benefit of the parties to the Merger Agreement as of specific dates, and may be subject to important limitations and qualifications (including exceptions thereto set forth in a disclosure letter or CryoLife's or Cardiogenesis’ public filings with the SEC) agreed to by the contracting parties and may not be complete. Furthermore, these representations, warranties and covenants may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this offer to purchase. Accordingly, Cardiogenesis shareholders should not rely upon the descriptions of representations, warranties and covenants contained in this offer to purchase or the actual representations, warranties and covenants contained in the Merger Agreement as statements of factual information.

Conduct of Business

Cardiogenesis has agreed, unless CryoLife's prior written consent is obtained or expressly contemplated by the Merger Agreement, that from the date of the Merger Agreement until the effective date of the Merger or the date on which CryoLife appoints a majority of the Cardiogenesis Board of Directors, if earlier, it will, and it will cause each of its subsidiaries to do the following:

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conduct its business in the ordinary course consistent with past practice;

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use commercially reasonable efforts to preserve intact its present business organization;

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use commercially reasonable efforts to keep available the services of its present officers, employees and consultants;

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use commercially reasonable efforts to preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it; and

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use commercially reasonable efforts to maintain its assets, rights and properties in good repair and condition, normal wear and tear excepted.

Except as expressly contemplated by the Merger Agreement or as required by law, Cardiogenesis has further agreed that without the prior written consent of CryoLife, it and each of its subsidiaries will not, among other things:

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amend their respective organizational documents;

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declare, set aside or pay any dividends, except for dividends payable by a Cardiogenesis subsidiary to its parent;

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purchase, redeem or otherwise acquire equity interests of Cardiogenesis or its subsidiaries or any Options, warrants, or rights to acquire any such shares or other equity interests;

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split, combine, or reclassify any of its equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its equity interests;

•

issue any shares of its capital stock or any rights, warrants or options to acquire shares of its capital stock or other equity interests, subject to certain exceptions, other than the issuance of shares upon the exercise of Options outstanding on March 28, 2011 in accordance with their terms as in effect on such date;

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acquire any equity interest in, any division or business of, or a substantial portion of the assets of, any other person;

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dispose of or encumber material assets, other than in the ordinary course of business consistent with past practice;

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adopt a plan of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;

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incur any indebtedness, issue or sell any debt securities, make any loans, advances or capital contributions to or investments in any other person, or become responsible for the obligations of any other person, with certain exceptions, enter into any “keep well” or other agreement to maintain any financial statement condition of another person other than Cardiogenesis or a subsidiary of Cardiogenesis, or amend any contract to effect any such transactions;

•

incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that individually is in excess of $10,000, or in the aggregate are in excess of $20,000, except as provided in the Merger Agreement;

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settle, pay, satisfy or discharge any claim other than in the ordinary course of business consistent with past practice, cancel any material indebtedness or waive any right of material value;

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enter into any material contract, or amend or modify any material contract, except in the ordinary course of business consistent with past practice;

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commence any action, suit, or other proceeding or compromise, settle or agree to settle any material action, suit, or other proceeding, including any action, suit, or other proceeding relating to the Merger Agreement or the transactions contemplated thereby;

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change its financial or tax accounting methods, except as required by changes in GAAP or by applicable law, or revalue any of its assets;

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settle any material liability for taxes, amend any material tax return, enter into any material contract with or request any material ruling from any governmental entity relating to taxes, change any material tax election, take any material position on a tax return inconsistent with a position taken on a tax return previously filed, take any other action to materially impair any tax asset reflected in Cardiogenesis’ SEC filings filed most recently prior to the date thereof, extend or waive any statute of limitations with respect to taxes, or surrender any claim for a material refund of taxes;

•

change its fiscal or tax year;

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grant any director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, except in the ordinary course of business consistent with past practice in the compensation of employees that are not officers, grant any director, officer, employee or independent contractor any severance, change in control or termination pay, pay any benefit or grant or amend any award except as required to comply with any contracts in effect as of the date of the Merger Agreement;

•

enter into any collective bargaining agreement or other labor union contract, take any action to accelerate the vesting or payment of any compensation or benefit under any plan or other contract, adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing plan, in each case for the benefit of any director, officer, employee or independent contractor, other than as required by applicable law or in the ordinary course of business consistent with past practice;

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fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of Cardiogenesis and its subsidiaries substantially equivalent to those currently in effect;

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renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Cardiogenesis or any of its subsidiaries;

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waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which Cardiogenesis or any of its subsidiaries is a party;

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enter into any new line of business outside of its existing business;

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enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $10,000;

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knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

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create or form any subsidiary or make any other investment in another person;

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modify the standard warranty terms for products sold by Cardiogenesis or amend or modify any product warranties in effect as of the date hereof in any manner that is adverse to Cardiogenesis;

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allow any of Cardiogenesis’ or its subsidiaries' trade secrets or other confidential information relating to Cardiogenesis’ or its subsidiaries' existing products or products currently under development to be disclosed, or allow any of Cardiogenesis’ or its subsidiaries' intellectual property rights relating to Cardiogenesis’ or its subsidiaries' existing products or products currently under development to be abandoned, or otherwise to lapse or become unavailable to Cardiogenesis or its subsidiaries on the same terms and conditions as such rights were available to Cardiogenesis and its subsidiaries as of the date of the Merger Agreement;

•

enter into any distribution agreements not terminable by Cardiogenesis or its subsidiaries on 60 days notice without penalty, enter into any commitment to any person to enter into any license, distributorship, or sales agreement that by its terms would purport to relate to any of the products of CryoLife or its affiliates or sell, license or otherwise dispose of any intellectual property other than sales of its products and other non-exclusive licenses that are in the ordinary course of business and consistent with past practices, enter into any sales agency agreements or grant “most favored nation” pricing to any person;

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enter into, amend or terminate any contract, agreement, commitment or arrangement with any affiliated person;

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fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder (except as permitted by Rule 12b-25); or

•

knowingly take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in certain conditions to the Offer or Merger not being satisfied.

Cardiogenesis has agreed that it shall use commercially reasonable efforts to:

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maintain its material assets and properties in the ordinary course of business in the manner historically maintained, reasonable wear and tear, damage by fire and other casualty excepted;

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promptly repair, restore or replace all material assets and properties in the ordinary course of business consistent with past practice;

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upon any damage, destruction or loss to any of its material assets or properties, apply any and all insurance proceeds, if any, received with respect thereto to the prompt repair, replacement and restoration thereof as reasonably necessary for the operation of Cardiogenesis’ business;

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comply in all material respects with all applicable laws;

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take all actions necessary to be in compliance in all material respects with all material contracts and to maintain the effectiveness of all its permits;

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notify CryoLife in writing (within two business days) of the commencement of any action, suit, claim or investigation by or against Cardiogenesis, provided that this obligation is not modified by the use of Cardiogenesis’ commercially reasonable efforts;

•

if CryoLife gives Cardiogenesis written notice not less than 10 business days prior to the closing date of the Merger, take all necessary corporate action to terminate Cardiogenesis’ 401(k) plan effective as of the date immediately prior to the closing date of the Merger, but contingent on the closing of the Merger;

•

provide CryoLife evidence that Cardiogenesis has satisfied its obligations with respect to the Options in accordance with the Merger Agreement; and

•

pay accounts payable and pursue collection of its accounts receivable in the ordinary course of business, consistent with past practices.

Alternative Transactions

The Merger Agreement provides that, for a period of 20 days after the signing of the Merger Agreement, Cardiogenesis may initiate, solicit and encourage, whether publicly or otherwise, alternative acquisition proposals, and enter into, engage in, and maintain discussions or negotiations with respect to acquisition proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to an acquisition proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.  This is referred to as a “go-shop” period, and it ends on April 17, 2011 at 11:59 PM.  The following day, April 18, 2011, is the “No-Shop Period Start Date”. Beginning with the No-Shop Period Start Date, the Merger Agreement has a “no-shop” provision which prohibits Cardiogenesis from soliciting any additional offers or proposals, subject to limited exceptions described below.

Under the terms of the no-shop provision of the Merger Agreement, subject to certain exceptions described below, Cardiogenesis has agreed that it will not, and that it will not permit or authorize any of its subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, the “representatives”) to, directly or indirectly:

•

solicit, initiate or knowingly facilitate or encourage any inquiries regarding, or the making of, any proposal or offer that constitutes an acquisition proposal;

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engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, an acquisition proposal; or

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enter into any letter of intent, agreement or agreement in principle with respect to an acquisition proposal.

In addition, Cardiogenesis has agreed that it will cease and terminate, and that it will direct each of its subsidiaries and the representatives of Cardiogenesis and its subsidiaries to immediately cease and cause to be terminated, all existing discussions or negotiations with any person previously conducted with respect to any acquisition proposal.

Notwithstanding the foregoing, if at any time on or after the No-Shop Period Start Date and prior to obtaining the approval of the Cardiogenesis shareholders of the Merger, Cardiogenesis or any of its representatives receives a written acquisition proposal that was made by an excluded party, as defined below, or was made or renewed on or after the No-Shop Period Start Date and did not result from any breach of Cardiogenesis’ obligations under the Merger Agreement, (i) Cardiogenesis and its representatives may contact the person(s) making the acquisition proposal to clarify its terms and conditions and (ii) if the Board of Directors of Cardiogenesis determines in good faith, after consultation with independent financial advisors and outside legal counsel, that the acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal, then Cardiogenesis and its representatives may do the following:

•

furnish information (including non-public information) with respect to Cardiogenesis to the person(s) making the acquisition proposal, provided such person(s) have signed a confidentiality agreement and that Cardiogenesis shall promptly provide to CryoLife any material non-public information that is provided to such person(s) that was not previously provided to CryoLife; and

•

engage in or otherwise participate in discussions or negotiations with person(s) making an acquisition proposal.

From and after the No-Shop Period Start Date, Cardiogenesis will provide to CryoLife within 48 hours a written summary of the material terms of any acquisition proposal (including any financing commitments relating thereto).

Following the No-Shop Period Start Date, Cardiogenesis will keep CryoLife reasonably informed of any material developments, discussions or negotiations regarding any acquisition proposal on a prompt basis and upon the request of CryoLife shall apprise CryoLife of the status of each acquisition proposal.  Cardiogenesis agrees that it and its subsidiaries will not enter into any confidentiality agreement with any person after March 28, 2011 that prohibits Cardiogenesis from providing any information to CryoLife.

Except as expressly permitted by the Merger Agreement, the Board of Directors of Cardiogenesis will not:

•

make an “adverse recommendation change,” which means the following:

o

fail to recommend to its shareholders that they approve the Merger Agreement (the “Board Recommendation”) or fail to include the Board Recommendation in the Schedule 14D-9, the proxy statement or related filings;

o

change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to CryoLife, the Board Recommendation;

o

take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer or a customary “stop, look and listen” communication pursuant to applicable securities laws; or

o

adopt, approve or recommend, or publicly propose to approve or recommend to the shareholders an acquisition proposal.

•

authorize, cause or permit Cardiogenesis or any of its subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any acquisition proposal (each, a “Company Acquisition Agreement”); or

•

terminate the Merger Agreement in order to concurrently enter into a Company Acquisition Agreement.

Notwithstanding anything to the contrary set forth in the Merger Agreement, prior to the time the Cardiogenesis shareholders approve the Merger Agreement, but not after, the Board of Directors of Cardiogenesis may:

•

make an Adverse Recommendation Change, enter into a Company Acquisition Agreement with respect to an acquisition proposal not solicited in violation of the Merger Agreement or terminate the Merger Agreement in order to concurrently enter into a Company Acquisition Agreement if the Board of Directors of Cardiogenesis has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable law and the acquisition proposal constitutes a superior proposal, so long as:

o

Cardiogenesis has given CryoLife at least five business days’ prior written notice of its intention to take such action (which notice shall include unredacted copies of the superior proposal  and related transaction and financing documents and a written summary of the material terms of any superior proposal);

o

Cardiogenesis has negotiated with CryoLife during such notice period, to the extent CryoLife wishes to negotiate, to enable CryoLife to propose revisions to the terms of the Merger Agreement such that it would cause such superior proposal to no longer constitute a superior proposal;

o

following the end of such notice period, the Board of Directors of Cardiogenesis shall have considered in good faith any proposed revisions to the Merger Agreement proposed in writing by CryoLife in a manner that would form a binding contract if accepted by Cardiogenesis, and shall have determined that the superior proposal would continue to constitute a superior proposal if such revisions were to be given effect;

o

in the event of any material change to the material terms of such superior proposal, Cardiogenesis shall, in each case, have delivered to CryoLife an additional notice consistent with that described above and the notice period shall have recommenced, except that the notice period shall be at least one business day;

o

Cardiogenesis has complied in all material respects with its obligations in the non-solicitation sections of the Merger Agreement; and

o

any termination of the Merger Agreement in connection with the foregoing is in accordance with the termination provisions of the Merger Agreement, and Cardiogenesis pays CryoLife the applicable Termination Fee (described below) prior to or concurrently with such termination; or

•

change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to CryoLife, its recommendation that the Cardiogenesis shareholders approve the Merger Agreement if it has determined in good faith, after consultation with Cardiogenesis’ financial advisor and outside legal counsel, that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable law (other than in response to a superior proposal, which is described above) and prior to taking such action:

o

the Board of Directors of Cardiogenesis has given CryoLife at least five business days’ prior written notice of its intention to take such action and a description of the reasons for taking such action,

o

Cardiogenesis has negotiated, and has caused its representatives to negotiate, in good faith with CryoLife during such notice period, to the extent CryoLife wishes to negotiate, to enable CryoLife to revise the terms of the Merger Agreement in a manner that would obviate the need for taking such action, and

o

following the end of such notice period, the Board of Directors of Cardiogenesis shall have considered in good faith any revisions to the Merger Agreement proposed in writing by CryoLife in a manner that would form a binding contract if accepted by Cardiogenesis, and shall have determined in good faith, after consultation with Cardiogenesis’ financial advisor and outside legal counsel, that failure to change its recommendation could be inconsistent with the directors’ fiduciary duties under applicable law.

Nothing in the Merger Agreement prohibits Cardiogenesis from taking and disclosing to the Cardiogenesis shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or making any disclosure to the Cardiogenesis shareholders that is required by applicable law.

As used in this offer to purchase:

•

“acquisition proposal” means any inquiry, proposal or offer from any person or entity or group (other than CryoLife and its subsidiaries) relating to, in a single transaction or series of related transactions, any of the following:

o

acquisition of assets of Cardiogenesis equal to 20% or more of Cardiogenesis’ consolidated assets or to which 20% or more of Cardiogenesis’ revenues or earnings on a consolidated basis are attributable,

o

acquisition of 20% or more of the outstanding shares of Cardiogenesis common stock,

o

tender offer or exchange offer that if consummated would result in any person or entity beneficially owning 20% or more of the outstanding shares of Cardiogenesis common stock,

o

merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Cardiogenesis, or

o

any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Cardiogenesis common stock involved is 20% or more; in each case, other than the Offer and the Merger.

•

“excluded party” means any person or entity or group of persons or entities from whom Cardiogenesis or any of its representatives received, after the execution of the Merger Agreement and prior to the No-Shop Period Start Date, an acquisition proposal that the Board of Directors of Cardiogenesis determines, in good faith, prior to or as of the No-Shop Period Start Date and after consultation with its financial advisor and outside legal counsel, constitutes or could reasonably be expected to lead to a superior proposal; provided, however, that such person, entity or group shall cease to be an excluded party as of the No-Shop Period Start Date unless, prior to the No-Shop Period Start Date, Cardiogenesis or any of its representatives received from such person, entity or group an acquisition proposal that the Board of Directors of Cardiogenesis determined, in good faith, prior to or as of the No-Shop Period Start Date and after consultation with its financial advisor and outside legal counsel, constituted a superior proposal; and provided, further, that any such person, entity or group shall cease to be an excluded party at any time it ceases to be actively pursuing efforts to acquire Cardiogenesis.

•

“superior proposal” means any bona fide written acquisition proposal that the Board of Directors of Cardiogenesis has determined, after consultation with Cardiogenesis’ outside legal counsel and financial advisor, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the person or entity making the proposal, and if consummated, would result in a transaction more favorable to the shareholders of Cardiogenesis (solely in their capacity as such) from a financial point of view than the transaction contemplated by the Merger Agreement (including any revisions to the terms of the Merger Agreement proposed by CryoLife in response to such proposal or otherwise); provided that for purposes of the definition of “superior proposal” the references to “20%” in the definition of acquisition proposal shall be deemed to be references to “50%.”

Directors' and Officers' Indemnification

Under the Merger Agreement, for six years after the effective time of the Merger, Merger Sub will indemnify and hold harmless Cardiogenesis’ current or former officers and directors for any and all loss and liability suffered and expenses incurred by such officers and directors in connection with any action arising out of or pertaining to the fact that the indemnified person is or was an officer, director, employee or fiduciary of Cardiogenesis or any of its subsidiaries prior to the effective time of the Merger, to the fullest extent that Cardiogenesis would be permitted under applicable law or required or permitted under the Cardiogenesis certificate of incorporation or bylaws.

For six years after the effective time of the Merger, under the Merger Agreement, CryoLife will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Cardiogenesis, although CryoLife may substitute policies of at least the same coverage and amounts containing terms and conditions which are no less favorable in any material respect. However, neither CryoLife nor Cardiogenesis will be obligated to make annual premium payments for this insurance if the premiums exceed 150% of the annual premiums paid as of the date of the Merger Agreement by Cardiogenesis for such insurance. If the insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the maximum premium, CryoLife will maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to 150% of the annual premiums paid by Cardiogenesis.

Conditions to the Offer

Pursuant to the terms of the Merger Agreement, Merger Sub is not required to accept for payment or, subject to any applicable rules of the SEC, to pay for any shares of Cardiogenesis common stock tendered pursuant to the Offer, and may delay the acceptance for payment or payment of any shares of Cardiogenesis common stock or terminate or amend the Offer if the following conditions described below are not satisfied or waived by Merger Sub prior to the completion of the Offer:

Minimum Condition

Prior to the expiration date of the Offer, as it may be extended pursuant to the Merger Agreement, there must be validly tendered and not withdrawn (not including shares of Cardiogenesis common stock subject to a notice of guaranteed delivery unless such shares have actually been delivered) prior to the expiration date of the Offer, a number of shares of Cardiogenesis common stock, which, together with any shares of Cardiogenesis common stock that CryoLife, Merger Sub or any other subsidiary of CryoLife owns, constitute at least a majority of the sum of:

o

the total number of shares of Cardiogenesis common stock outstanding; and

o

the number of shares of Cardiogenesis common stock issuable upon exercise or conversion of all Options, warrants, rights and convertible securities outstanding.

The Minimum Condition will be a majority of 52,425,784 shares of Cardiogenesis common stock, which is equal to the sum of the total number of outstanding shares of Cardiogenesis common stock and the total number of shares of Cardiogenesis common stock issuable upon the exercise of all outstanding Options and warrants to purchase Cardiogenesis common stock.   Other than the Options and the Warrant, there are no rights or other securities convertible into or exercisable for shares of Cardiogenesis common stock outstanding. As a result, there must be validly tendered and not withdrawn 26,212,893 shares of Cardiogenesis common stock in the Offer to satisfy the Minimum Condition. Assuming that the shareholders of Cardiogenesis who have entered into the support agreement tender or cause to be tendered all of the shares they beneficially owned as of April 5, 2011, an additional 24,936,034 shares of Cardiogenesis common stock, representing approximately 48% of the sum of outstanding shares and shares issuable upon exercise of Options and the Warrant, or 53.5% of the outstanding shares of Cardiogenesis common stock (excluding shares issuable upon exercise of Options and the Warrant) as of April 5, 2011, must be tendered into the Offer to satisfy the Minimum Condition.

Other Conditions

The Offer is also subject to conditions that must be satisfied or waived by Merger Sub prior to the expiration of the Offer, including the following:

•

Cardiogenesis having not breached or failed to comply in any material respect with any of its obligations, covenants or agreements in the Merger Agreement;

•

the representations and warranties of Cardiogenesis contained in the Merger Agreement having been true and correct as of the date of the Merger Agreement and as of the time for acceptance and payment of the shares (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), subject to applicable materiality qualifications;

•

the Merger Agreement not having been terminated in accordance with its terms, or amended in accordance with its terms to provide for such termination;

•

no event having occurred that has had or would reasonably be expected to have a material adverse effect on Cardiogenesis; and

•

there must not have been any action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding pending by any governmental entity, or any federal, state, local or foreign law (including common law, FDA laws, and foreign drug laws), statute, ordinance, rule, code, regulation, injunction, judgment, order, decree or other legally enforceable requirement enacted, entered, or promulgated by a governmental entity that seeks to:

o

make illegal or otherwise prohibit the consummation of the Offer or the Merger;

o

prohibit or limit the ownership, operation or control by Cardiogenesis, CryoLife or any of their respective subsidiaries of any material portion of the business or assets of Cardiogenesis, CryoLife or any of their respective subsidiaries which would be material in the context of either the value of Cardiogenesis and its subsidiaries taken as a whole, to CryoLife upon consummation of the Offer and Merger, or to CryoLife and its subsidiaries taken as a whole;

o

compel Cardiogenesis, CryoLife or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Cardiogenesis, CryoLife or any of their respective subsidiaries which would be material in the context of either the value of Cardiogenesis and its subsidiaries taken as a whole, to CryoLife upon consummation of the Offer and Merger, or to CryoLife and its subsidiaries taken as a whole; or

o

impose material limitations on CryoLife's ability to acquire, hold or effectively exercise full rights of ownership of the shares of Cardiogenesis common stock, including the right to vote the shares of Cardiogenesis common stock purchased or owned by CryoLife.

If any one of the above conditions is not met, including the Minimum Condition, then Merger Sub is not required to accept for payment or, subject to any applicable rules of the SEC, to pay for any shares of Cardiogenesis common stock tendered pursuant to the Offer. CryoLife and Merger Sub, however, have reserved the absolute right, in their sole discretion, subject to the terms of the Merger Agreement, to waive, in whole or in part, any of the conditions to the Offer, or to modify the terms or conditions of the Offer consistent with the terms of the Merger Agreement, except that, without the prior written consent of Cardiogenesis, neither CryoLife nor Merger Sub may (except, in certain circumstances, in connection with its matching rights in the event of a competing offer), (i) reduce the cash consideration, (ii) subject to the terms of the Merger Agreement, change the form of consideration payable in the Offer, (iii) subject to the terms of the Merger Agreement, reduce the number of shares to be purchased by Merger Sub in the Offer, (iv) subject to the terms of the Merger Agreement, waive or amend the Minimum Condition, (v) add to the conditions to the Offer or impose any other conditions to the Offer, (vi) extend the expiration date of the Offer except as required or allowed by the Merger Agreement, (vii) otherwise amend, modify, or supplement any condition to the Offer or any term of the Offer in a manner adverse to the holders of the shares of Cardiogenesis common stock, or (viii) abandon or terminate the Offer except as provided for in the Merger Agreement. See “The Transaction—Extension; Termination and Amendment”.

In the event that the Offer period is extended by CryoLife in an effort to secure 90% of the outstanding shares of Cardiogenesis through the Offer, and the exercise of the Top-Up Option, if necessary, CryoLife has agreed that it will waive its right to terminate the Merger Agreement in the event that certain of the Offer conditions set forth in the Merger Agreement cease to be true or are breached by Cardiogenesis (other than as a result of an intentional breach by Cardiogenesis) during the extension period.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Offer and Merger abandoned at any time prior to the acceptance of shares in the Offer:

•

by mutual written consent of CryoLife and Cardiogenesis;

•

by either CryoLife or Cardiogenesis if a final and nonappealable order, decree, ruling or other action has been issued permanently prohibiting the Offer or the Merger (provided, that the party seeking to terminate the Merger Agreement has used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action);

•

by CryoLife, at any time prior to the acceptance of shares in the Offer:

o

if Cardiogenesis has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (other than with respect to a breach of the non-solicitation covenant or covenant regarding Cardiogenesis’ obligation to hold a shareholders'  meeting, which are covered elsewhere) or if any representation or warranty of Cardiogenesis has become untrue, in each case which breach or failure to perform or to be true, individually or in the aggregate (i) would result in the failure of an offer condition or of any of the conditions to the Offer and Merger, and (ii) cannot be or, to the extent curable by Cardiogenesis, has not been cured by the earlier of (1) August 31, 2011, and (2) 30 days after the giving of written notice to Cardiogenesis of such breach or failure; provided, that CryoLife will not have the right to terminate the Merger Agreement pursuant to the foregoing if CryoLife or Merger Sub is then in material breach of any of its covenants or agreements set forth in the Merger Agreement;

o

if (i) the Cardiogenesis Board of Directors (or any committee thereof) effects an adverse recommendation change, (ii) Cardiogenesis or the Cardiogenesis Board of Directors (or any committee thereof) approves or recommends, or causes or permits Cardiogenesis to enter into, an alternative acquisition agreement relating to an acquisition proposal, (iii) Cardiogenesis shall have breached any of its obligations under the non-solicitation covenant or covenant regarding Cardiogenesis’ obligation to hold a shareholders' meeting) or (iv) Cardiogenesis or the Cardiogenesis Board of Directors (or any committee thereof) shall formally resolve or publicly authorize or publicly propose to take any of the foregoing actions; or

o

if (i) Merger Sub shall not have accepted for payment and paid for shares of Cardiogenesis common stock pursuant to the Offer on or before August 31, 2011, (ii) the Offer has expired or been terminated in accordance with its terms without Merger Sub having purchased any shares of Cardiogenesis common stock pursuant thereto, or (iii) Merger Sub has failed to commence the Offer by August 31, 2011; provided, that CryoLife will not have the right to terminate the Merger Agreement pursuant to the foregoing if such failure to accept for payment and pay for shares of Cardiogenesis common stock, to purchase shares of Cardiogenesis common stock or to commence the Offer is due to CryoLife's or Merger Sub's breach of the Merger Agreement.

•

by Cardiogenesis, at any time prior to the Offer acceptance date:

o

if CryoLife or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any representation or warranty of CryoLife or Merger Sub has become untrue, in each case which breach or failure to perform or to be true, individually or in the aggregate (i) has had or would reasonably be expected to have a material adverse effect on CryoLife, and (ii) cannot be or, to the extent curable by CryoLife or Merger Sub, has not been cured by the earlier of (1) August 31, 2011 and (2) 30 days after the giving of written notice to CryoLife of such breach or failure; provided that Cardiogenesis will not have the right to terminate the Merger Agreement pursuant to the foregoing if it is then in material breach of any of its covenants or agreements set forth in the Merger Agreement;

o

in order to concurrently enter into a Company Acquisition Agreement that constitutes a superior proposal, so long as Cardiogenesis has complied in all material respects with its non-solicitation obligations in the Merger Agreement and, prior to or concurrently with such termination, has paid the applicable Termination Fee to CryoLife;

o

if (i) Merger Sub has not accepted for payment and paid for shares of Cardiogenesis common stock pursuant to the Offer on or before August 31, 2011, (ii) the Offer has expired or been terminated in accordance with its terms without Merger Sub having purchased any shares of Cardiogenesis common stock pursuant thereto, or (iii) Merger Sub has failed to commence the Offer by August 31, 2011; provided, that Cardiogenesis will not have the right to terminate the Merger Agreement pursuant to the foregoing if such failure to accept for payment and pay for shares of Cardiogenesis common stock, to purchase shares of Cardiogenesis common stock or to commence the Offer is due to Cardiogenesis’ breach of the Merger Agreement.

Termination Fees and Expenses

Cardiogenesis will be required to pay to CryoLife a termination fee upon the occurrence of certain events described below.

Upon the occurrence of the events listed in either of the two bullet points below, Cardiogenesis will be required to pay a termination fee of $1,500,000:

•

if all the following three sets of conditions are satisfied: (A) an acquisition proposal or intention to make an acquisition proposal is made directly to the shareholders of Cardiogenesis, otherwise publicly disclosed or otherwise publicly communicated to senior management of Cardiogenesis or its Board of Directors, and

(B)

(1) the Merger Agreement is thereafter terminated by CryoLife and either:

o

if Cardiogenesis has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (other than with respect to a breach of the non-solicitation covenant or covenant regarding Cardiogenesis’ obligation to hold a shareholders'  meeting) or if any representation or warranty of Cardiogenesis has become untrue, in each case which breach or failure to perform or to be true, individually or in the aggregate (i) would result in the failure of an Offer condition or of any of the conditions to the Offer and Merger, and (ii) cannot be or, to the extent curable by Cardiogenesis, has not been cured by the earlier of (1) August 31, 2011, and (2) 30 days after the giving of written notice to Cardiogenesis of such breach or failure; provided, that CryoLife will not have the right to terminate the Merger Agreement pursuant to the foregoing if CryoLife or Merger Sub is then in material breach of any of its covenants or agreements set forth in the Merger Agreement; or

o

if (i) Merger Sub shall not have accepted for payment and paid for shares of Cardiogenesis common stock pursuant to the Offer on or before August 31, 2011, (ii) the Offer has expired or been terminated in accordance with its terms without Merger Sub having purchased any shares of Cardiogenesis common stock pursuant thereto, or (iii) Merger Sub has failed to commence the Offer by August 31, 2011 (other than if such failure to accept for payment and pay for shares of Cardiogenesis common stock, to purchase shares of Cardiogenesis common stock or to commence the Offer is due to CryoLife's or Merger Sub's breach of the Merger Agreement), unless immediately prior to such termination a number of shares of Cardiogenesis common stock satisfying the Minimum Condition shall have been tendered into the Offer and not withdrawn;  or

(2)  the Merger Agreement is thereafter terminated by Cardiogenesis if (i) Merger Sub has not accepted for payment and paid for shares of Cardiogenesis common stock pursuant to the Offer on or before August 31, 2011, (ii) the Offer has expired or been terminated in accordance with its terms without Merger Sub having purchased any shares of Cardiogenesis common stock pursuant thereto, or (iii) Merger Sub has failed to commence the Offer by April 18, 2011 (other than if such failure to accept for payment and pay for shares of Cardiogenesis common stock, to purchase shares of Cardiogenesis common stock or to commence the Offer is due to Cardiogenesis’ breach of the Merger Agreement), unless immediately prior to such termination a number of shares of Cardiogenesis common stock satisfying the Minimum Condition shall have been tendered into the Offer and not withdrawn; and

(C) within 12 months after the date of such termination, Cardiogenesis enters into an agreement in respect of any acquisition proposal and such transaction is subsequently consummated (whether consummated before or after such 12-month period), or recommends or submits an acquisition proposal to its shareholders for adoption and such transaction is subsequently consummated (whether consummated before or after such 12-month period), or a transaction in respect of an acquisition proposal is consummated within such 12-month period, which, in each case, need not be the same acquisition proposal that shall have been made, publicly disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”); or

•

if CryoLife terminates the Merger Agreement if (i) the Cardiogenesis Board of Directors (or any committee thereof) effects an adverse recommendation change, (ii) Cardiogenesis or the Cardiogenesis Board of Directors (or any committee thereof) approves or recommends, or causes or permits Cardiogenesis to enter into, an alternative acquisition agreement relating to an acquisition proposal, (iii) Cardiogenesis shall have breached any of its obligations under the non-solicitation covenant or covenant regarding Cardiogenesis’ obligation to hold a shareholders' meeting, which are covered elsewhere or (iv) Cardiogenesis or the Cardiogenesis Board of Directors (or any committee thereof) shall formally resolve or publicly authorize or publicly propose to take any of the foregoing actions.

Alternatively, Cardiogenesis will be required to pay a reduced termination fee of $1,000,000 if, prior to April 18, 2011, Cardiogenesis terminates the Merger Agreement in order to concurrently enter into a Company Acquisition Agreement that constitutes a superior proposal, so long as Cardiogenesis has complied in all material respects with its non-solicitation obligations in the Merger Agreement.  However, if Cardiogenesis terminates the Merger Agreement under these conditions after April 17, 2011, Cardiogenesis must pay the full termination fee of $1,500,000.  In no event will Cardiogenesis be required to pay the full termination fee on more than one occasion.

Subject to certain exceptions, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger, and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Offer documents, the Schedule 14D-9 and the proxy statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys' fees, accountants' fees and related expenses), will be borne by CryoLife. Any fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement incurred by a Cardiogenesis shareholder (such as fees and expenses of separate counsel to such shareholder) will be borne by such shareholder.

Effect of Termination

In the event that the Merger Agreement is terminated by CryoLife due to an adverse recommendation change or approval or recommendation of an alternative acquisition agreement relating to an acquisition proposal by Cardiogenesis or under similar circumstances, or terminated by Cardiogenesis in order to enter into an agreement with respect to a superior proposal, in each case in accordance with the terms of the Merger Agreement, CryoLife will promptly amend the Offer to disclose that such Offer is no longer pursuant to the Merger Agreement. Any Offer so amended and continued after the termination of the Merger Agreement will not be subject to any terms or conditions of the Merger Agreement (and CryoLife and Merger Sub will not be subject to any standstill agreement previously entered into). In the event that the Merger Agreement is terminated pursuant to any other termination right, then as promptly as practicable after such termination, CryoLife will terminate the Offer. Nothing in the Merger Agreement is to be construed as a standstill or restriction that would limit CryoLife or any of its subsidiaries from acquiring capital stock of Cardiogenesis by any means at any time after termination of the Merger Agreement (or termination of the Offer).

Amendment of the Merger Agreement and Waiver of Rights

The Merger Agreement may be amended, modified or supplemented by the respective Boards of Directors of CryoLife and Cardiogenesis at any time prior to the effective time of the Merger, whether before or after Cardiogenesis has obtained the approval of its shareholders. However, after Merger Sub has accepted for payment and paid for shares of Cardiogenesis common stock pursuant to the offer to purchase no amendment may be made which decreases the cash consideration. In addition, after Cardiogenesis has obtained the approval of its shareholders, no amendment may be made that pursuant to applicable law requires further approval or adoption by the shareholders without such further approval or adoption.

At any time prior to the effective time of the Merger, the respective Boards of Directors of CryoLife and Cardiogenesis may, (i) extend the time for the performance of any of the obligations or acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties set forth in the Merger Agreement or any document delivered pursuant thereto or (iii) subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement. However, after Cardiogenesis has obtained the approval of its shareholders, no waiver may be made that pursuant to applicable law requires further approval or adoption by the shareholders without such further approval or adoption.

Support Agreement

In order to induce CryoLife to enter into the Merger Agreement, Paul McCormick, the Executive Chairman of Cardiogenesis, Richard P. Lanigan, the Executive Vice President, Marketing of Cardiogenesis, and William R. Abbott, the Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Cardiogenesis, and each member of the Board of Directors of Cardiogenesis (holding an aggregate of approximately 2.7% of the outstanding shares of Cardiogenesis common stock as of April 5, 2011) entered into a support agreement with CryoLife. Pursuant to the support agreement, such persons have agreed, in their capacity as shareholders, to tender into the Offer, but only if requested in writing by CryoLife, prior to the termination date of the support agreement and except as otherwise described below, their shares of Cardiogenesis common stock (including any shares obtained upon any exercise of Options) and to vote such shares at any meeting of the shareholders of Cardiogenesis or in connection with any written consent of the shareholders of Cardiogenesis:

•

in favor of the Merger, the execution and delivery by Cardiogenesis of the Merger Agreement, the adoption and approval of the Merger Agreement and the terms thereof and each of the other matters necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement (whether or not recommended by the Cardiogenesis Board of Directors); and

•

against any acquisition proposal, any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between Cardiogenesis and any other person (other than the Merger), any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or the support agreement or any transaction that results in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of Cardiogenesis or any of its subsidiaries under the Merger Agreement, and any change in the present capitalization or dividend policy of Cardiogenesis or any amendment or other change to Cardiogenesis’ articles of incorporation or bylaws, except if approved by CryoLife.

Each shareholder who is party to the support agreement also agreed that prior to the termination date of the support agreement such shareholder will not:

•

take any action or fail to take any action, or cause Cardiogenesis or any other representative of Cardiogenesis to take any action or fail to take any action, that would constitute, or be reasonably likely to result in, a breach of Cardiogenesis’ covenants and agreements under the non-solicitation provisions of the Merger Agreement; or

•

(i) tender into any tender or exchange offer (other than the Offer), (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of, or enter into any contract, option, agreement or other arrangement or understanding with respect to the transfer of any of such shareholder’s shares of Cardiogenesis stock or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any shares of Cardiogenesis stock into a voting trust or enter into a voting agreement with respect to any shares of Cardiogenesis stock or (iv) knowingly take any action that would make any representation or warranty of such shareholder contained in the support agreement untrue or incorrect, in any material respect, or have the effect of preventing or disabling such shareholder from performing its obligations thereunder.

The support agreement requires each signing shareholder, within five business days of the commencement of the Offer, to deliver to the exchange agent properly completed letters of election and transmittal, stock certificates for any Cardiogenesis shares held in certficated form, and any other documents required to be delivered pursuant to the terms of the Offer, and to instruct the broker who holds any such shares to promptly tender the shares pursuant to the Offer.

The support agreement will terminate automatically upon the earliest to occur of the following: (i) the effective time of the Merger, (ii) written notice of termination of the support agreement is delivered by CryoLife to the shareholders, (iii) August 31, 2011, (iv) the termination of the Merger Agreement in accordance with its terms, (v) the date CryoLife or Merger Sub terminates, withdraws, or abandons the Offer, (vi) the date on which the Offer is revised (except in the context of CryoLife's “matching right”) for (A) a reduction of the cash consideration in the Merger, (B) subject to the terms of the Merger Agreement, a change in the form of consideration payable in the Offer, (C) subject to the terms of the Merger Agreement, a reduction in the number of shares to be purchased by Merger Sub in the Offer, (D) subject to the terms of the Merger Agreement, a waiver or amendment of the Minimum Condition, (E) any addition to the conditions to the Offer or imposition of any other conditions to the Offer, (F) the extension of the expiration date of the Offer, except as required or allowed by the Merger Agreement, (G) other amendment, modification, or addition of a supplemental condition to the Offer or any term of the Offer in a manner adverse to the holders of the shares of Cardiogenesis common stock, or, or (vii) the date on which a third party acquires more than 50% of Cardiogenesis’ outstanding voting securities on a fully diluted basis.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the Offer and the Merger to shareholders of Cardiogenesis whose shares are tendered and accepted for payment pursuant to the Offer or whose shares are converted into the right to receive cash in the Merger. This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to shareholders of Cardiogenesis. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to shareholders of Cardiogenesis in whose hands shares are capital assets within the meaning of Section 1221 of the Code. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered as to the tax consequences of the Offer and the Merger. This discussion does not apply to shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of shareholders (including, without limitation, insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, partnerships, S-corporations, and other pass-through entities and broker-dealers) which may be subject to special rules under the Code. This discussion does not discuss the United States federal income tax consequences to any shareholder of Cardiogenesis who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, or a U.S. holder having a functional currency other than the U.S. dollar, nor does it consider the effect of any federal estate or gift tax laws or foreign, state or local tax laws. This discussion also does not address tax considerations that may be relevant to shareholders of Cardiogenesis in light of their particular circumstances, such as holding shares as part of a straddle, hedge, conversion, or constructive sale transaction, an integrated investment or other risk-reduction transaction or shareholders of Cardiogenesis that are subject to the alternative minimum tax. This discussion does not address the United States federal income tax consequences to a shareholder who receives merger consideration as the result of the vesting and/or the deemed exercise of stock options or warrants or as the result of the vesting of restricted stock. If a partnership holds the shares, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding shares should consult their tax advisors regarding the tax consequences of the Offer and the Merger.

Because individual circumstances may differ, each shareholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

The exchange of shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder who sells shares pursuant to the Offer or receives cash in exchange for shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received for the shares and the shareholder’s adjusted tax basis in the shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same price per share in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the shareholder’s holding period for such shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Long-term capital gains recognized by a non-corporate shareholder upon a disposition of a share generally will be eligible for reduced United States federal income tax rates. In the case of a share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates as if shares subject to the dissenters’ rights were sold for the cash received by the dissenting shareholders. Certain limitations apply to the use of a shareholder’s capital losses but generally short- or long-term capital gains may be offset by capital losses.

In general, Cardiogenesis shareholders who exercise statutory dissenters’ rights in connection with the Merger will also recognize gain or loss. Any holder considering exercising statutory dissenters’ rights should consult his, her or its own tax advisor.

A shareholder whose shares are purchased in the Offer or exchanged for cash pursuant to the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the depositary or an exemption applies.

ANNEX A

INFORMATION CONCERNING CRYOLIFE, INC., CL FALCON, INC. AND DIRECTORS AND EXECUTIVE
OFFICERS OF CRYOLIFE, INC. AND CL FALCON, INC.

The following sets forth the name, age and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of CryoLife, Inc. (“CryoLife”) and CL Falcon, Inc. (“Merger Sub”). The business address and telephone number of each director or executive officer is: CryoLife, Inc., 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144, (770) 419-3355, which address and telephone number is CryoLife's business address and telephone number.

During the last five years, neither CryoLife nor Merger Sub, nor, to the best knowledge of CryoLife or Merger Sub, any of the persons listed below:

•

has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or

•

was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

All of the persons listed below are citizens of the United States.

CRYOLIFE DIRECTORS

Steven G. Anderson, a founder of CryoLife, has served as CryoLife’s President, Chief Executive Officer and Chairman of the Board since its inception. Mr. Anderson has more than 25 years of experience in tissue preservation and more than 40 years of experience in the medical device industry. Prior to founding CryoLife, Mr. Anderson was Senior Executive Vice President and Vice President, Marketing, from 1976 until 1983, of Intermedics, Inc. (now Boston Scientific Corporation), a manufacturer and distributor of pacemakers and other medical devices. Mr. Anderson is a graduate of the University of Minnesota.

Thomas F. Ackerman has served as a Director of CryoLife since December 2003. Mr. Ackerman is Executive Vice President and Chief Financial Officer of Charles River Laboratories International, Inc. (NYSE: CRL), a position he has held since 2005. Charles River Laboratories is a leading global provider of solutions that accelerate the drug discovery and development process, including research models and associated services, and outsourced preclinical services. From 1999 to 2005 he served as Senior Vice President and Chief Financial Officer and from 1996 to 1999 he served as Vice President and Chief Financial Officer of Charles River Laboratories, where he has been employed since 1988. Mr. Ackerman is a Director of the University of Massachusetts Amherst Foundation. Mr. Ackerman received a B.S. in Accounting from the University of Massachusetts and became a certified public accountant in 1979 (his license is currently inactive).

James S. Benson has served as a Director of CryoLife since December 2005. Mr. Benson retired from the Advanced Medical Device Association (“AdvaMed”, formerly known as The Health Industry Manufacturers Association, “HIMA”) in July 2002 as Executive Vice President for Technical and Regulatory Affairs. He was employed by AdvaMed from January 1993 through June 2002. Prior to that, he was employed by the Food and Drug Administration (“FDA”) for 20 years, where he held a number of senior positions. He retired from the FDA as Director of the Center for Devices and Radiological Health (“CDRH”) in December of 1992. Prior to his position as

Center Director, he served as Deputy Commissioner from July 1988 through July 1991. During that period, he served as Acting Commissioner for one year, from December 1989 through November 1990. Prior to his position as Deputy Commissioner, he served as Deputy Director of the Center for Devices and Radiological Health from 1978 to 1982. Mr. Benson currently serves on the Board of Directors for two other companies: CytoMedix, Inc., a publicly traded company (OTCBB: CYME), where he is the Presiding Director, and Medical Device Consultants, Inc., a private company. In 2003 Mr. Benson was engaged by the law firm representing a Special Litigation Committee of the Board of Directors of the company to serve as an expert witness in connection with the Special Litigation Committee’s independent investigation into allegations made by the plaintiffs in the shareholder derivative lawsuit filed against the company’s Directors, which was settled in 2005. Mr. Benson also was engaged to serve as an expert witness by a different law firm representing the company in the securities class action shareholder lawsuit filed against the company, which was also settled in 2005. Mr. Benson received a B.S. in Civil Engineering from the University of Maryland in 1962 and an M.S. in Nuclear Engineering from the Georgia Institute of Technology in 1969.

Daniel J. Bevevino has served as a Director of CryoLife since December 2003. From 1996 until March of 2008, Mr. Bevevino served as the Vice President and Chief Financial Officer of Respironics, Inc. (Nasdaq: RESP), a company that develops, manufactures and markets medical devices used primarily for the treatment of patients suffering from sleep and respiratory disorders, where he was employed since 1988. In March 2008, Respironics was acquired by Royal Philips Electronics (NYSE: PHG), whose businesses include a variety of medical solutions including medical diagnostic imaging and patient monitoring systems, as well as businesses focused on energy efficient lighting and consumer products. From March 2008 to December 31, 2009, Mr. Bevevino was employed by Philips as the Head of Post-Merger Integration – Respironics, as well as in various operating capacities, to help facilitate the integration of the combined companies. He is currently an independent consultant providing interim chief financial officer services in the life sciences industry. He began his career as a certified public accountant with Ernst & Young (his license is currently inactive). Mr. Bevevino received a B.S. in Business Administration from Duquesne University and an M.B.A. from the University of Notre Dame.

Ronald C. Elkins, M.D. has served as a Director of CryoLife since January 1994. Dr. Elkins is Professor Emeritus, Section of Thoracic and Cardiovascular Surgery, University of Oklahoma Health Sciences Center. Dr. Elkins has been a physician at the Health Science Center since 1971, and was Chief, Section of Thoracic and Cardiovascular Surgery, from 1975 to 2002. Dr. Elkins is a graduate of the University of Oklahoma and Johns Hopkins Medical School.

Ronald D. McCall, Esq. has served as a Director of CryoLife since January 1984 and served as its Secretary and Treasurer from 1984 to 2002; however, Mr. McCall has never been an employee of the company and did not receive any compensation for his service as Secretary and Treasurer of the company other than the company’s standard compensation provided to Directors. From 1985 to the present, Mr. McCall has been the owner of the law firm of Ronald D. McCall, P.A., based in Tampa, Florida. Mr. McCall was admitted to the practice of law in Florida in 1961. Mr. McCall received a B.A. and a J.D. from the University of Florida.

Harvey Morgan has served as a Director of CryoLife since May 2008. Mr. Morgan has more than 40 years of investment banking experience, with significant expertise in strategic advisory services, mergers and acquisitions, private placements, and underwritings. He has been a Managing Director of the investment banking firm Bentley Associates, L.P. since 2004, and from 2001 to 2004, he was a Principal of Shattuck Hammond Partners, an independent investment banking and financial advisory firm. Mr. Morgan also serves on the Boards of Family Dollar Stores, Inc. (NYSE: FDO) and Cybex International, Inc. (Nasdaq: CYBI). Mr. Morgan received his undergraduate degree from The University of North Carolina at Chapel Hill and an M.B.A. from The Harvard Business School.

CRYOLIFE EXECUTIVE OFFICERS

Steven G. Anderson, a founder of CryoLife, has served as CryoLife’s President, Chief Executive Officer, and Chairman of the Board of Directors since its inception. Mr. Anderson has more than 40 years of experience in the implantable medical device industry. Prior to founding CryoLife, Mr. Anderson was Senior Executive Vice President and Vice President, Marketing, from 1976 until 1983 of Intermedics, Inc. (now Boston Scientific Corp.), a

manufacturer and distributor of pacemakers and other medical devices. Mr. Anderson is a graduate of the University of Minnesota.

Jeffrey W. Burris was appointed to the position of Vice President and General Counsel in February 2010. Mr. Burris has been with CryoLife since February 2008, serving as General Counsel from February of 2008 until February 2010. From 2003 to 2008, Mr. Burris served as Senior Legal Counsel and Legal Counsel for Waste Management, where he was the responsible attorney for acquisitions and divestitures for Waste Management’s Southern Group. From 1997 to 2003, Mr. Burris was an associate with the law firm Arnall Golden Gregory, LLP, focusing on biotechnology and mergers and acquisitions. Mr. Burris received his B.A. from the University of Tennessee and his J.D. from the University of Chicago Law School.

Scott B. Capps was appointed to the position of Vice President of Clinical Research in November 2007. Prior to this position, Mr. Capps served as Vice President, General Manager of CryoLife Europa, Ltd. in the United Kingdom from February 2005 to November 2007 and Director, European Clinical Affairs from April 2003 to January 2005. Mr. Capps joined CryoLife in 1995 as Project Engineer for the allograft heart valve program, and was promoted to Director, Clinical Research in 1999. Mr. Capps is responsible for overseeing and implementing clinical trials to achieve FDA and International approval of CryoLife’s medical products in cardiac, vascular, and orthopaedic clinical areas. Before joining CryoLife, Mr. Capps was a Research Assistant in the Department of Bioengineering at Clemson University working to develop a computerized database and radiographic image analysis system for total knee replacement. Mr. Capps received his Bachelor of Industrial Engineering from the Georgia Institute of Technology and his M.S. in Bioengineering from Clemson University.

David M. Fronk was appointed to the position of Vice President of Regulatory Affairs and Quality Assurance in April 2005 and has been with CryoLife since 1992, serving as Vice President of Clinical Research from December 1998 to April 2005 and Director of Clinical Research from December 1997 until December 1998. Mr. Fronk is responsible for developing and implementing improved safety processes and procedures for new and existing medical products. Prior to joining CryoLife, Mr. Fronk held engineering positions with Zimmer Inc. from 1986 until 1988 and Baxter Healthcare Corporation from 1988 until 1991. Mr. Fronk served as a market manager with Baxter Healthcare Corporation from 1991 until 1992. Mr. Fronk received his B.S. in Mechanical Engineering from the Ohio State University in 1985 and his M.S. in Biomedical Engineering from the Ohio State University in 1986.

Albert E. Heacox, Ph.D., was appointed to the position of Senior Vice President of Research and Development in December 2004. Dr. Heacox has been with CryoLife since June 1985 and served as Vice President of Laboratory Operations from June 1989 to December 2004. Dr. Heacox was promoted to Senior Vice President in December of 2000. Dr. Heacox has been responsible for developing protocols and procedures for cardiac, vascular, and connective tissues, implementing upgrades in procedures in conjunction with CryoLife’s quality assurance programs, and overseeing all processing and production activities of CryoLife’s laboratories. Dr. Heacox is now responsible for the continued development of CryoLife’s current products as well as the evaluation of new technologies. Prior to joining CryoLife, Dr. Heacox worked as a researcher with the U.S. Department of Agriculture and North Dakota State University, developing methods for the preservation of cells and animal germ plasma storage. Dr. Heacox received his B.A. and M.S. in Biology from Adelphi University, received his Ph.D. in Zoology from Washington State University, and completed his post-doctorate training in cell biology at the University of Cologne, West Germany.

D. Ashley Lee, CPA, has served as Executive Vice President, Chief Operating Officer, and Chief Financial Officer since November 2004. Mr. Lee has been with CryoLife since December 1994 serving as Vice President of Finance, Chief Financial Officer, and Treasurer from December 2002 to November 2004; as Vice President Finance and Chief Financial Officer from April 2000 to December 2002; and as Controller of CryoLife from December 1994 until April 2000. From 1993 to 1994, Mr. Lee served as the Assistant Director of Finance for Compass Retail Inc., a wholly-owned subsidiary of Equitable Real Estate. From 1987 to 1993, Mr. Lee was employed as a certified public accountant with Ernst & Young, LLP. Mr. Lee received his B.S. in Accounting from the University of Mississippi.

Gerald B. Seery has served as Senior Vice President of Sales and Marketing since October 2005. Mr. Seery has been with CryoLife since July 1993 serving as Vice President of International Operations from July 2005 to October 2005, President of CryoLife Europa from April 2002 to July 2005, President of AuraZyme from March 2001 to April 2002, and Vice President of Marketing from August 1995 to March 2001. Mr. Seery is responsible for developing and implementing CryoLife’s sales and marketing plans and supervising all tissue procurement activities. Prior to joining CryoLife, Mr. Seery held senior marketing management positions with Meadox Medicals from 1982 until 1985, Electro Catheter Corporation from 1985 until 1989 and Daig Corporation from 1992 until 1993, accumulating fifteen years of specialized marketing experience in cardiac medical devices. Mr. Seery received his B.A. in International Economics at The Catholic University of America in Washington, D.C. in 1978 and completed his M.B.A. at Columbia University in New York in 1980

MERGER SUB DIRECTORS AND EXECUTIVE OFFICERS

Steven G. Anderson, is the sole director, Chairman of the Board, President and Chief Executive Officer of Merger Sub.  Mr. Anderson, a founder of CryoLife, has served as CryoLife’s President, Chief Executive Officer, and Chairman of the Board of Directors since its inception. Mr. Anderson has more than 40 years of experience in the implantable medical device industry. Prior to founding CryoLife, Mr. Anderson was Senior Executive Vice President and Vice President, Marketing, from 1976 until 1983 of Intermedics, Inc. (now Boston Scientific Corp.), a manufacturer and distributor of pacemakers and other medical devices. Mr. Anderson is a graduate of the University of Minnesota.

D. Ashley Lee, CPA, is the Vice President, Finance and Treasurer of Merger Sub. Mr. Lee has served as CryoLife, Inc.’s Executive Vice President, Chief Operating Officer, and Chief Financial Officer since November 2004. Mr. Lee has been with CryoLife since December 1994 serving as Vice President of Finance, Chief Financial Officer, and Treasurer from December 2002 to November 2004; as Vice President Finance and Chief Financial Officer from April 2000 to December 2002; and as Controller of CryoLife from December 1994 until April 2000. From 1993 to 1994, Mr. Lee served as the Assistant Director of Finance for Compass Retail Inc., a wholly-owned subsidiary of Equitable Real Estate. From 1987 to 1993, Mr. Lee was employed as a certified public accountant with Ernst & Young, LLP. Mr. Lee received his B.S. in Accounting from the University of Mississippi.

ANNEX B

NOTICE OF SHORT-FORM MERGER

This notice is being furnished to holders of the outstanding shares of capital stock of Cardiogenesis pursuant to Section 1110 of the CGCL. Terms that are not defined herein have the meanings set forth in the offer to purchase to which this Notice is attached as Annex B.

1. If all of the conditions to the Offer are satisfied and the minimum condition is not reduced as of the Expiration Date, in each case as described in the offer to purchase to which this Notice of Short-Form Merger is attached, and the Offer is consummated, Merger Sub will be the owner of at least 90% of the outstanding shares of each class of Cardiogenesis capital stock. Under such circumstances, Merger Sub anticipates that it will effect a short-form merger of Merger Sub with and into Cardiogenesis pursuant to Section 1110 of the CGCL (the “Short-Form Merger”) as soon as practicable following consummation of the Offer. Under such circumstances, the Short-Form Merger will become effective on or after May 2, 2011.

2. The following resolution was adopted by the Boards of Directors of Merger Sub and Cardiogenesis and by the sole shareholder of all of the outstanding shares of capital stock of Merger Sub on April 5, 2011:

RESOLVED FURTHER, that, pursuant to Section 1110 of the California General Corporation Law, the Board hereby adopts and approves (i) the Merger, (ii) the assumption of all liabilities of Cardiogenesis by Merger Sub as a result of the Merger, (iii) the consideration to be received by the holders of Cardiogenesis Common Stock for each share of Cardiogenesis Common Stock (other than shares owned by CryoLife or any direct or indirect wholly-owned subsidiary of CryoLife or Cardiogenesis or held by shareholders who properly demand and perfect dissenters’ rights under California law) in the amount of $0.4570 per share, net to the holder thereof in cash, and (iv) the conversion, at the Effective Time, of each share of common stock of Merger Sub into one share of Cardiogenesis Common Stock.

3. A copy of Sections 1300 through 1304 of the CGCL is set forth below.

§ 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

 (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§1302. Submission of share certificates for endorsement; uncertificated securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation. (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

4. The price determined by Cardiogenesis to represent the fair market value of the dissenting shares is $__ per share.

5. A brief description of the procedures to be followed if a shareholder desires to exercise his or her rights under Sections 1300 through 1304 of the CGCL is set forth below:

1. Any shareholder who has a right to require Cardiogenesis to purchase the shareholder’s shares for cash under Section 1300 of the CGCL, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires Cardiogenesis to purchase such shares must make a written demand upon Cardiogenesis for the purchase of such shares and payment to the shareholder in cash of their fair market value.

2. Such demand should be sent to the Secretary of Cardiogenesis at 11 Musick, Irvine, California 92618.

3. The demand is not effective for any purpose unless it is received by the Secretary of Cardiogenesis or any transfer agent thereof within 30 days after the date this notice was mailed to shareholders.

4. The demand must state the number and class of the shares held of record by the shareholder which the shareholder demands that Cardiogenesis purchase and must contain a statement of what such shareholder claims to be the fair market value of those shares as of March 28, 2011, which is the day before the announcement of the terms of the Merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

5. Within 30 days after the date this notice was mailed to shareholders, shareholders who desire to exercise appraisal rights must also submit to the Secretary of Cardiogenesis at the address above or to the office of any transfer agent of Cardiogenesis, the certificates representing any shares which the shareholder demands that Cardiogenesis purchase. Such certificates will be stamped or endorsed with a statement that the shares are dissenting shares or be exchanged for certificates of appropriate denomination so stamped or endorsed. If such shares are uncertificated, such shareholder must instead provide to Cardiogenesis or any transfer agent thereof written notice of the number of shares which the shareholder demands that the corporation purchase.

6. If Cardiogenesis and the shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price together with interest thereon at the legal rate on judgments from the date of the agreement. Cardiogenesis will pay the fair value of the dissenting shares within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later. Cardiogenesis’ duty to pay is subject to the dissenting shareholder’s surrender of the certificates and to the restrictions imposed under California law on the ability of Cardiogenesis to purchase its outstanding shares.

7. If Cardiogenesis denies that the shares are dissenting shares, or if a dissenting shareholder and Cardiogenesis fail to agree on the fair market value of the shares, then such shareholder demanding purchase of such shares as dissenting shares or Cardiogenesis, within six months after the date this notice was mailed to shareholders, may file a complaint in the superior court for the proper county requesting the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares, as applicable, or may intervene in any action pending on such a complaint. Shareholders who fail to file or intervene in such an action within the specified six-month period will lose their appraisal rights.

ANNEX C

CALIFORNIA GENERAL CORPORATION LAW

CHAPTER 13

DISSENTER’S RIGHTS

(SECTIONS 1300-1313)

§ 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§1302. Submission of share certificates for endorsement; uncertificated securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation. (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§1306. Prevention of immediate payment; status as creditors; interest

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§1307. Dividends Paid as Credit Against Payment

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§1309. Termination of dissenting share and shareholder status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders’ approval

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§1311. Exempt shares

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

 (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§1313. Conversions deemed to constitute a reorganization; application of chapter

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at the applicable address set forth below:

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission:	By Overnight Courier:
Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	For Eligible Institutions Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	Computershare c/o Voluntary Corporate Actions 250 Royall Street Canton, MA 02021

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of this offer to purchase, the Letter of Transmittal and other related documents may also be obtained from the Information Agent. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:
199 Water Street, 26th Floor New York, New York 10038 Banks and Brokers Call: (212) 440−9800 All Other Toll Free: (800) 676-0098 Email: cardiogenesis@georgeson.com